UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

El Paso Corporation

(Name of Registrant as Specified In Its Charter)

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Dear El Paso Stockholder:

We cordially invite you to attend our 2011 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, May 17, 2011, beginning at 9:00 a.m., CDT at the Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas 77010.

At this year’s Annual Meeting, you will be asked to elect all 12 members of our Board of Directors, each for a term of one year, to vote on an advisory proposal on the compensation of our named executive officers (say on pay), to vote on an advisory proposal on the frequency of holding subsequent say on pay votes, and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

We are pleased to again be using the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this process expedites our stockholders’ receipt of proxy materials, lowers the costs of distribution and reduces the environmental impact of printing and distributing proxy materials.

In accordance with this rule, we are mailing to most of our stockholders an Important Notice Regarding the Availability of Proxy Materials (“Notice”) instead of a paper copy of this proxy statement, our 2010 Annual Report on Form 10-K and our 2010 Summary Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement and a form of proxy card, our 2010 Annual Report on Form 10-K and our 2010 Summary Report. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to read the proxy statement and vote your proxy as soon as you can.

Sincerely,

Douglas L. Foshee
Chairman, President and Chief Executive Officer

Houston, Texas
April 5, 2011

EL PASO CORPORATION
1001 Louisiana Street
Houston, Texas 77002

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
May 17, 2011

On May 17, 2011, El Paso Corporation will hold its 2011 Annual Meeting of Stockholders at the Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas 77010. The Annual Meeting will begin at 9:00 a.m., CDT.

Only El Paso stockholders who owned shares of our common stock at the close of business on March 22, 2011, are entitled to notice of, and can vote at, this Annual Meeting or any adjournments or postponements that may take place. At the Annual Meeting the following items of business will be considered:

1.	The election of 12 directors, each to hold office for a term of one year;

2.	An advisory vote on executive compensation;

3.	An advisory vote on the frequency of holding an advisory vote on executive compensation; and

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

These proposals are described in the attached proxy statement. We will also attend to any other business properly presented at the Annual Meeting.

By Order of the Board of Directors

Marguerite N. Woung-Chapman
Corporate Secretary

Houston, Texas
April 5, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2011

Our proxy statement for the 2011 Annual Meeting, our Annual Report on Form 10-K for the fiscal year ended
December 31, 2010 and our 2010 Summary Report are available at www.proxyvote.com.

ATTENDING THE MEETING

If you plan to attend the Annual Meeting in person and are a stockholder of record, bring with you a form of government-issued personal identification to the Annual Meeting. If you own stock through a bank, broker or other nominee, you will need proof of ownership as of the record date to attend the Annual Meeting. If you are an authorized proxy holder, you must present the proper documentation. Please see page 4 for more information on what documents you will need for admission to the Annual Meeting. Registration will begin at 8:00 a.m., CDT, and seating will be on a “first come, first served” basis. No cameras, recording equipment or other electronic devices will be allowed in the meeting room. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting. In addition, please note parking is not provided for the Annual Meeting. There is parking generally available at the Hilton Americas-Houston and at other public parking garages around the Hilton Americas-Houston.

MEETING LOCATION AND DIRECTIONS

Hilton Americas-Houston
1600 Lamar Street
Houston, TX 77010

From Bush Intercontinental Airport (IAH)

Exit Bush Intercontinental Airport and follow the directional signs to the I-45/Beltway 8 exit. Proceed onto Beltway 8 West, and then exit onto I-45 South. Follow I-45 South to downtown. Exit McKinney Street (on the left) and follow McKinney Street to LaBranch Street. Turn right on LaBranch Street. Go down two blocks to Dallas Street and turn left on Dallas Street. Go two blocks and the hotel will be on the right.

From William P. Hobby Airport (HOU)

Exit Hobby Airport and follow the directional signs to I-45 North. Take I-45 North to the Downtown/Scott Street split. Exit onto Pease Street. Continue on Pease Street to Austin Street and turn right. Then turn right on Dallas Street and continue on Dallas for three blocks. The hotel will be on the right.

From Highway 59 South

Take Highway 59 North into Houston. Take the Polk Street exit and turn left. Turn right on Avenida de las Americas. Turn left on Lamar Street. The hotel will be on the left.

From I-10 East

Take I-10 West, exit US-59 South via Exit 770A on the left towards downtown. Take the Hamilton Street exit (Downtown Destinations) and continue straight on North Hamilton Street. Turn right on Capitol. Take the first left onto Avenida de las Americas. Turn right on Lamar Street. The hotel will be on the left.

From I-10 West

Take I-10 East and merge onto I-45 South via Exit 768B on the left towards Galveston. Take the McKinney Street exit (47C) on the left. Continue on McKinney Street. Turn right on LaBranch Street. Turn left on Dallas Street. Take the first left on Crawford Street. The hotel will be on the right.

EL PASO CORPORATION

PROXY STATEMENT

EL PASO CORPORATION
1001 Louisiana Street
Houston, Texas 77002

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS — May 17, 2011

Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2011 Annual Meeting of Stockholders of El Paso Corporation. The Annual Meeting will be held at the Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas 77010, on Tuesday, May 17, 2011, at 9:00 a.m., CDT. The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

In accordance with the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet. Accordingly, on or about April 5, 2011, an Important Notice Regarding the Availability of Proxy Materials (“Notice”) will be mailed to our stockholders of record. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them, by following the instructions on the Notice.

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “company” or “El Paso” are to El Paso Corporation.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	Who may vote?

Stockholders holding shares of El Paso’s common stock, par value $3.00 per share, as of the close of business on the record date, March 22, 2011, and present in person or represented by a properly executed proxy are entitled to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting. You have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the Annual Meeting.

2.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 22, 2011. The record date was established by the Board of Directors as required by our By-laws and Delaware law. Owners of record of El Paso’s common stock at the close of business on the record date are entitled to:

•	Receive notice of the Annual Meeting; and

•	Vote at the Annual Meeting, and any adjournments or postponements of the Annual Meeting.

3.	How many shares of El Paso common stock were outstanding on the record date?

There were 765,481,274 shares of common stock outstanding and entitled to vote at the Annual Meeting at the close of business on the record date. Common stock is the only class of stock entitled to vote.

4.	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

This year, in connection with SEC rules that allow companies to furnish their proxy materials over the Internet, we have sent to most of our stockholders an Important Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates the election.

5.	Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

6.	Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

7.	How can I access the proxy materials over the Internet?

You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction form.

Our proxy materials are also available on our website at www.elpaso.com.

8.	What am I voting on?

You are voting on the following:

•	the election of 12 directors;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of holding an advisory vote on executive compensation; and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

9.	How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the proposal regarding an advisory vote on executive compensation;

•	EVERY YEAR for the proposal regarding the frequency of holding an advisory vote on executive compensation; and

•	FOR the approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

10.	Why should I vote?

Your vote is very important regardless of the number of shares you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the company. Please note that the rules that determine how your broker can vote your shares have changed. Unless you provide voting instructions to any broker holding shares on your behalf, your broker may no longer use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of the appointment of our independent registered public accounting firm. Please provide your broker with voting instructions so that your vote can be counted. See question 14, “What happens if I do not specify a choice for a proposal when returning a proxy?” below for additional information.

11.	How do I vote?

You may vote by any of the following methods:

•	By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided in the Notice or on your proxy card or voting instruction form.

•	By Mail — You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

•	In Person at the Annual Meeting — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. See question 18, “Who can attend the Annual Meeting?” below for additional information.

12.	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

13.	Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by telephone or Internet;

•	writing our Corporate Secretary, Marguerite N. Woung-Chapman, El Paso Corporation, P.O. Box 2511, Houston, Texas 77252-2511; or

•	giving notice of revocation to the Inspector of Election at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

14.	What happens if I do not specify a choice for a proposal when returning a proxy?

You should specify your choice for each proposal on your proxy card or voting instruction form. Shares represented by proxies will be voted in accordance with the instructions given by the stockholders. If you are a registered stockholder and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board of Directors. If you are a beneficial stockholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm. However, absent instructions from you, the record holder may not vote on the election of directors, on the advisory vote on executive compensation or on the frequency of holding an advisory vote on executive compensation. Without your voting instructions on these proposals, a “broker non-vote” will occur, which means your vote will not be counted.

15.	What happens if other matters come up at the Annual Meeting?

The matters described in the notice of Annual Meeting are the only matters we know of which will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card or voting instruction form will vote your shares according to their best judgment.

16.	Who will count the votes?

A representative of Broadridge, an independent tabulator appointed by the Board of Directors, will count the votes and act as the Inspector of Election. The Inspector of Election shall have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

17.	What is a “quorum”?

To transact any business at the Annual Meeting, a “quorum” must be present. A “quorum” is a majority of the aggregate voting power of our outstanding shares of common stock that are entitled to vote and are present in person at the Annual Meeting or represented by proxy. If you submit a properly executed proxy, you will be considered part of the quorum even if you abstain from voting. Broker non-votes are treated as present for the purpose of determining a quorum.

18.	Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders of El Paso, persons holding validly executed proxies from stockholders who held El Paso common stock on March 22, 2011 and invited guests of El Paso.

If you are a stockholder of El Paso, you must bring certain documents with you in order to be admitted to the Annual Meeting. The purpose of this requirement is to help us verify that you are actually a stockholder of El Paso. Please read the following rules carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether you are a record holder or hold your stock in “street name” through your broker or other nominee.

Proof of ownership of El Paso stock must be shown at the door. Failure to provide adequate proof that you were a stockholder on the record date may prevent you from being admitted to the Annual Meeting.

If you were a record holder of El Paso common stock on March 22, 2011, then you must bring a valid form of government-issued personal identification (such as a driver’s license or passport).

If a broker, bank, trustee or other nominee was the record holder of your shares of El Paso common stock on March 22, 2011, then you must bring:

•	Valid government-issued personal identification (such as a driver’s license or passport); and

•	Proof that you owned shares of El Paso common stock on March 22, 2011.

Examples of proof of ownership include the following: (1) a letter from your bank or broker stating that you owned El Paso common stock on March 22, 2011; (2) a brokerage account statement indicating that you owned El Paso common stock on March 22, 2011; or (3) the voting instruction form provided by your broker indicating that you owned El Paso common stock on March 22, 2011.

If you are a proxy holder for a stockholder of El Paso, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of El Paso who owned shares of El Paso common stock on March 22, 2011; and

•	Valid government-issued personal identification (such as a driver’s license or passport); and

•	If the stockholder whose proxy you hold was not a record holder of El Paso common stock on March 22, 2011, proof of the stockholder’s ownership of shares of El Paso common stock on March 22, 2011, in the form of a letter or statement from a bank, broker or other nominee indicating that the stockholder owned El Paso common stock on March 22, 2011.

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

19.	How many votes must each proposal receive to be approved?

•	With respect to the election of directors, our By-laws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order for him or her to be elected to the Board of Directors. Abstentions and broker non-votes do not count as votes cast “for” or “against” the director’s election and therefore will have no effect on the outcome of such election. See “Corporate Governance — Voting Standard to Elect Directors” on page 10 of this proxy statement for additional information.

•	With respect to the advisory vote on executive compensation, the proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting to be considered approved. Abstentions have the same effect as a vote “against” the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. While the vote is advisory and non-binding in nature, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation matters.

•	With respect to the advisory vote on the frequency of holding future advisory votes on executive compensation, the frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Broker non-votes and abstentions will have no effect on the outcome of the frequency vote.

•	With respect to the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, the proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting to be considered approved. Abstentions will have the same effect as a vote “against” the proposal.

20.	How are votes counted?

Votes are counted in accordance with our By-laws and Delaware law. Shares will not be voted at the Annual Meeting if a properly executed proxy card covering those shares has not been returned and the holder does not cast votes in respect of those shares in person at the Annual Meeting.

21.	How can I view the stockholder list?

A complete list of the registered stockholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. You may access this list at El Paso’s offices at 1001 Louisiana Street, Houston, Texas 77002 during ordinary business hours for a period of ten days before the Annual Meeting.

22.	Who pays for the proxy solicitation related to the Annual Meeting?

We do. In addition to sending you or making available to you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by El Paso, postings on our website, www.elpaso.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Georgeson Inc. to assist us in soliciting your proxy for an estimated fee of $17,500, plus reasonable out-of-pocket expenses. Georgeson will ask brokers and other custodians and nominees whether other persons are beneficial owners of El Paso common stock. If so, we will supply them with the Notice or proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice or proxy materials to the beneficial owners of El Paso common stock.

23.	If I want to submit a stockholder proposal for the 2012 Annual Meeting, when is it due?

If you want to submit a proposal for possible inclusion in next year’s proxy statement, you must submit it in writing to the Corporate Secretary, El Paso Corporation, P.O. Box 2511, Houston, Texas 77252-2511, telephone (713) 420-4018 and facsimile (713) 420-4099. El Paso must receive your proposal on or before December 7, 2011. El Paso will consider only proposals meeting the requirements of the applicable rules of the SEC.

Additionally, under our By-laws, for a stockholder to bring any matter before the 2012 Annual Meeting that is not included in the 2012 Proxy Statement, the stockholder’s written notice must be received not less than 90 days nor more than 120 days prior to the first anniversary of the 2011 Annual Meeting. Under this criterion, stockholders must provide us with a notice of a matter to be brought before the 2012 Annual Meeting during the period from January 18, 2012 to February 17, 2012.

If the 2012 Annual Meeting is held more than 30 days before or 60 days after May 17, 2012, for a stockholder seeking to bring any matter before the 2012 Annual Meeting, the stockholder’s written notice must be received not less than 90 days nor more than 120 days before the date of the 2012 Annual Meeting or by the tenth day after we publicly announce the date of the 2012 Annual Meeting, if that would result in a later deadline.

24.	How can I obtain a copy of the Annual Report on Form 10-K?

As set forth on the Notice, you may receive a hard copy of proxy materials, including the Annual Report on Form 10-K, by following the directions set forth on the Notice. The Annual Report on Form 10-K is also available on our website at www.elpaso.com.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of corporate governance. We believe that strong corporate governance is critical to achieving our performance goals, and to maintaining the trust and confidence of investors, employees, suppliers, business partners, customers, communities in which we operate, regulatory agencies and other stakeholders.

Corporate Governance Guidelines.  Our Corporate Governance Guidelines, together with the Board committee charters, provide the framework for the effective governance of El Paso. The Board of Directors has adopted our Corporate Governance Guidelines to address matters including qualifications for directors, standards for independence of directors, election of directors, responsibilities of directors, mandatory retirement for directors, limitation on serving on other boards/committees, the composition and responsibility of committees, conduct and minimum frequency of Board and committee meetings, management succession, director access to management and outside advisors, director compensation, stock ownership requirements, prohibition on hedging company stock, director orientation and continuing education, annual self-evaluation of the Board, its committees and directors and our policy on poison pills. The Board of Directors recognizes that effective corporate governance is an on-going process, and the Board, either directly or through the Governance & Nominating Committee, will review and revise as necessary our Corporate Governance Guidelines annually, or more frequently if deemed necessary. Our Corporate Governance Guidelines may be found on our website at www.elpaso.com.

Independence of Board Members.  Our Corporate Governance Guidelines require that a majority of our Board of Directors meet the “independence” requirements of the NYSE listing requirements and at least 75 percent of our Board of Directors must not be from current management. The Board of Directors observes and complies with all criteria for independence established by the NYSE listing requirements and other governing laws and regulations. The Board of Directors makes its determination of the independence of its members based on categorical standards it has adopted to assist in its assessment of the independence of each director. The categorical standards adopted by the Board of Directors are consistent with the NYSE listing requirements and provide that a director, in order to be considered independent, must not have a direct or indirect material relationship with us or our management other than as a director. The standards of independence adopted by the Board are contained in our Corporate Governance Guidelines, which may be found on our website at www.elpaso.com.

The Board has affirmatively determined that each of our directors, with the exception of our Chairman, President and Chief Executive Officer (“CEO”), Douglas L. Foshee, meet the standards of independence adopted by the Board and are “independent.” In reaching this determination, the Board reviewed each director’s commercial and charitable relationships as well as any potential related party transactions and determined that none of these relationships or transactions affect the independence of the individual directors. Thus, 11 of the 12 nominees for the El Paso Board are independent. Further, our Audit, Compensation, Governance & Nominating, Finance and Health, Safety & Environmental Committees are composed entirely of independent directors.

Audit Committee Financial Expert.  The Audit Committee plays an important role in promoting effective accounting, financial reporting, risk management and compliance procedures and controls. All members of our Audit Committee meet the financial literacy standard required by the NYSE rules and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the Board of Directors has affirmatively determined that Messrs. Hix (chairman of our Audit Committee), Goldman and Shapiro are “audit committee financial experts.”

Board Leadership Structure.  Douglas L. Foshee serves as both Chairman of the Board and our President and CEO. Mr. Foshee has served as our President and CEO since September 2003 and was subsequently named Chairman in May 2009, when the Board elected to combine the positions of Chairman and CEO. The Board believes this is the most effective Board leadership structure at the present time and believes that Mr. Foshee, in his role as Chairman/CEO, has the ability to execute on both the company’s short-term and long-term strategies necessary for the challenging marketplace in which the company competes. The Board reviews this leadership structure each year to assess whether it remains the most effective structure and whether any other changes are required to maintain the highest standard of corporate governance and accountability of the CEO to the Board.

In making this assessment this year, the Board believes that El Paso has in place sound counter-balancing mechanisms to ensure that the company maintains these standards. These counter-balancing mechanisms include:

•	A super-majority of independent directors on the Board.

•	An independent Lead Director, J. Michael Talbert, who was designated Lead Director in May 2009. Mr. Talbert has been a member of our Board since 2003 and until 2007 served as non-executive Chairman of the Board of Transocean Ltd. Mr. Talbert has been a strong and influential addition to the Board and played an integral role in promoting and facilitating the Board’s execution of its responsibilities. As detailed below in how the roles interact, Mr. Talbert’s responsibilities as Lead Director and advisory role to Mr. Foshee complement Mr. Foshee’s role as Chairman/CEO while providing the necessary checks and balances to hold both the Board and the Chairman/CEO accountable in their respective roles.

•	Each of the Board’s standing committees, including the Audit, Compensation, Governance & Nominating, Finance and Health, Safety & Environmental Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE listing standards and other governing laws and regulations.

•	Review and determination of Mr. Foshee’s compensation and performance remains within the purview of the Compensation Committee.

•	The independent directors continue to meet in regular executive sessions without management present to discuss the effectiveness of the company’s management, the quality of the Board meetings and any other issues and concerns.

•	The Board provides continued oversight of succession planning.

As stated in our Corporate Governance Guidelines, the Board does not have a policy as to whether the role of the CEO and the Chairman should be separate, or whether the Chairman should be a management or non-management director. Thus, while the Board has determined that Mr. Foshee should serve in the combined role of Chairman and CEO, the Board has the right to separate those roles if in the future it determines that such a separation would be in the best interests of the company and its stockholders.

Below is a summary of the respective responsibilities of the Chairman/CEO and the Lead Director.

Chairman/CEO		Lead Director

•	Calls meetings of the Board and the stockholders	•	Calls meetings of the Board or executive sessions with the independent directors

•	Chairs meetings of the Board and the annual meeting of stockholders	•	Chairs meetings of the Board and the annual meeting of stockholders when the Chairman is unavailable
		•	Chairs meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be considered
		•	Chairs executive sessions of the independent directors

•	Establishes Board meeting schedules and agendas	•	Coordinates with the Chairman to ensure that meeting schedules allow sufficient time for discussion of all agenda items and agendas cover all items necessary for the Board to discharge its responsibilities
		•	Establishes agendas for executive sessions

•	Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	•	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board

•	Communicates with all directors on key issues and concerns outside of Board meetings	•	Serves as a non-exclusive conduit to the Chairman of views and concerns of the independent directors

•	With Lead Director, jointly recommends Committee Chair positions to full Board and the Governance & Nominating Committee	•	With Chairman, jointly recommends Committee Chair positions to full Board and the Governance & Nominating Committee

•	In conjunction with the Governance & Nominating Committee, ensures that the Board is balanced in composition and structure and leads Board recruitment efforts	•	Collaborates with the Chairman and the Governance Committee in monitoring the composition and structure of the Board and assists in Board recruitment efforts

•	Oversees compliance with the company’s governance principles	•	Collaborates with the Governance & Nominating Committee on questions of possible conflicts of interest or breaches of the company’s governance principles by other directors, including the Chairman

•	Represents the company to and interacts with external stakeholders and employees	•	Is available for consultation and direct communication with stockholders and interested parties

Chairman/CEO		Lead Director

•	Leads the Board review of management succession and development plans	•	Leads the executive sessions of the independent directors on management succession and development plans and provides feedback to the Chairman/CEO
		•	Oversees the process of hiring or firing a CEO including any compensation arrangements
		•	Recommends to the Board the retention of outside advisors who report directly to the Board
		•	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the CEO

Board’s Role in Risk Oversight.  The Board has oversight responsibility with regard to assessment of the major risks inherent in the business of the company and measures to address and mitigate such risks. The Board is actively involved in overseeing risk management and reviews, at least annually, the company’s system of enterprise risk management.

While the Board is ultimately responsible for risk oversight at our company, the committees of the Board assist the Board in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. For example, the Audit Committee assists the Board in fulfilling its risk oversight responsibilities relating to the company’s risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to the processes and controls established by the company to assess, monitor, manage and mitigate the company’s significant risk exposures (whether financial, operating or otherwise). In providing such oversight, the Audit Committee may also discuss such processes and controls with the company’s internal and independent auditors. The Finance Committee assists the Board in fulfilling its risk oversight responsibilities relating to financial risks by reviewing with management on an annual basis the financial risk management policies, strategies and positions of the company. The Compensation Committee likewise assists the Board in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation-program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on the company. The Governance & Nominating Committee assists the Board in fulfilling its risk oversight responsibilities relating to the management of risks associated with corporate governance, board organization and membership, and policies governing conflicts of interest. Finally, the Health, Safety & Environmental Committee assists the Board in fulfilling its risk oversight responsibilities relating to health, safety and environmental-related matters, including environmental regulations, health and safety initiatives and accountabilities, and crisis response.

As mentioned above, the Board’s role in risk management is one of oversight. Company management is responsible for day-to-day management of risks the company faces. The company has established a comprehensive enterprise risk management program overseen by a Risk Oversight Committee (“ROC”). The ROC is not a committee of the Board and is comprised of senior management, including our SVP, Strategy and Enterprise Business Development, who serves as chair of the committee, our Chief Financial Officer (“CFO”), our General Counsel, our Controller, as well as the head of each of the following functions: Pipeline Controller, Corporate Treasury, Business Excellence, Internal Audit and Financial Controls, Strategy and Market Analysis, and Enterprise Risk Management. The ROC coordinates with internal audit and financial controls and ensures that the company identifies all potential material risks and implements appropriate mitigation measures. The ROC has direct access to company leadership, provides an annual update on the risk assessment process to the Audit Committee and presents an annual risk assessment to the full Board.

Communications with Lead Director.  Interested parties may communicate directly with Mr. Talbert by writing to Lead Director of the Board, c/o Corporate Secretary, El Paso Corporation, P.O. Box 2511, Houston, Texas 77252-2511, facsimile (713) 420-4099.

Executive Sessions of the Board of Directors.  The Board of Directors holds regular executive sessions in which non-management Board members meet without any members of management present. Currently, Mr. Talbert presides over the executive sessions of the Board. During 2010, non-management members of the Board met in executive session six times and several Committees of the Board met in executive session without members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors.

Committees of the Board of Directors.  The Board of Directors has adopted charters for the Audit Committee, the Compensation Committee and the Governance & Nominating Committee that comply with the corporate governance rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. The Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance Committee and the Health, Safety & Environmental Committee charters may be found on our website at www.elpaso.com.

Board/Committee/Director Evaluations.  Each year the Board of Directors and each Board committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees. At least once every three years, the Board conducts an evaluation of each individual director. During 2010, each director participated in a self-assessment of the Board and its committees. The Board and the respective committees discussed the results of these assessments and, as necessary, any action resulting from these assessments.

Management Succession.  The Board periodically reviews with the CEO the management succession and development plan which includes the succession of the CEO in the event of an emergency or retirement, as well as the succession of other employees critical to our company’s continued operations and success.

Director Education.  We encourage and facilitate director participation in seminars and conferences and other opportunities for continuing director education. All of our directors are required to attend, at least once every two years, a continuing educational program, seminar or conference designed for board members. In addition, each of our directors is a member of the National Association of Corporate Directors. Each of our directors has met the continuing director education requirements specified above.

Stock Ownership Requirements.  Our Board of Directors is committed to director and senior management stock ownership. Directors are required to own shares of our common stock with a value of five times the annual cash retainer paid to non-employee directors within a five-year time period following initial election to the Board. The Board also requires that our CEO own shares of our common stock with a value of at least five times his or her annual base salary, and that other executive officers own shares of our common stock with a value of at least two times their base salary within a five-year time period following initial election to that position. Each share of common stock owned on any date (a “measuring date”) by a director or executive officer is deemed to have a value equal to the greater of (i) the trading price of our common stock as of the date the applicable share was acquired by the director or executive officer or (ii) the trading price of the share of common stock as of that measuring date. Shares of restricted stock, deferred shares and shares in our retirement savings plan or other similar plans are counted towards meeting these requirements. Additionally, a director or executive officer is deemed to own shares of common stock with a value equal to the in-the-money value, if any, of any vested or unvested stock option, stock appreciation right, or similar equity-linked grant that is held by the director or executive officer on any given measuring date. Each of our executive officers and non-employee directors, with the exceptions of Messrs. Crane and Probert who joined the Board in December 2009, met the stock ownership requirements as of December 31, 2010. Messrs. Crane and Probert will be expected to be in compliance with the stock ownership requirements within five years from their appointment.

Voting Standard to Elect Directors.  Our By-laws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election in order for him or her to be elected to the Board of Directors. Our By-laws provide for the election of directors by the plurality of votes cast in contested elections. This means that in elections where the number of nominees exceeds the number of directors to be elected, the nominees who receive the highest number of votes will be elected to the Board of Directors. In addition, our Corporate Governance Guidelines provide that the Board will nominate for election or appoint to Board vacancies only candidates who irrevocably agree to resign if they fail to receive the required majority vote in uncontested elections. In the event a director fails to receive a majority of votes cast and the Board accepts the resignation tendered, then that director would cease to be a director of El Paso. In accordance with our Corporate Governance Guidelines, our By-laws require as a part of a stockholder’s written notice in connection with the nomination of a director, a statement whether the nominated individual intends to tender an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election. Each of our directors has submitted an irrevocable letter of resignation that becomes effective in the event he or she does not receive a majority of votes cast for his or her election.

Policy on Poison Pill Plans.  Our Corporate Governance Guidelines include a policy on poison pills, or stockholder rights plans. We do not currently have in place a stockholders rights plan, and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a stockholder rights plan would be in the best interests of stockholders, the Board will seek prior stockholder approval unless the Board, in exercising its fiduciary responsibilities under the circumstances, determines by vote of a majority of the independent directors that such submission would not be in the best interests of our stockholders in the circumstances. If the Board were ever to adopt a stockholder rights plan without prior stockholder approval, the Board would present such plan to the stockholders for ratification within one year or cause it to expire within one year, without being renewed or replaced. Further, if the Board adopts a stockholder rights plan and our stockholders do not approve such plan, it will terminate.

Code of Ethics.  We have adopted a code of ethics, referred to as our “Code of Conduct,” that applies to all of our directors and employees, including our CEO, CFO and senior financial and accounting officers. Our Code of Conduct is a value-based code that is built on our five core values: stewardship, integrity, safety, accountability and excellence. In addition to other matters, our Code of Conduct establishes policies to deter wrongdoing and to promote honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting of violations of our Code of Conduct. We also have an Ethics & Compliance Office and Ethics & Compliance Committee, which is composed of members of senior management, that administers our ethics and compliance program and reports to the Audit Committee of our Board of Directors. A copy of our Code of Conduct is available on our website at www.elpaso.com. We will post on our internet website all waivers to or amendments of our Code of Conduct, which are required to be disclosed by applicable law and the NYSE listing standards. Currently, we do not have nor do we anticipate any waivers of or amendments to our Code of Conduct. We believe our Code of Conduct exceeds the requirements set forth in the applicable SEC regulations and the corporate governance rules of the NYSE.

Transactions with Related Persons.  Our Board has adopted a written related person transactions policy. The policy defines a related person transaction as one in which El Paso is a participant, the amount involved equals or exceeds $120,000, and a related person has a direct or indirect material interest. The policy defines a related person as any executive officer, director or director nominee, person known to be the beneficial owner of 5 percent or more of El Paso’s voting securities, immediate family member of any of the foregoing persons, or firm or corporation in which any of the foregoing persons is employed as an officer, a partner or greater than 10 percent owner.

The policy includes procedures to review and approve, as necessary, any related person transactions prior to the transaction being entered into, or ratify any related person transactions that have not been previously approved. Other than certain pre-approved transactions specifically set forth in the policy, any related person transaction involving executive officers or their immediate family members other than the CEO or the general counsel are referred to the CEO and general counsel for approval. If the CEO and the general counsel cannot agree on the approval or non-approval of the related person transaction, the transaction will be referred to the Governance & Nominating Committee for approval. Any related person transaction involving the general counsel and his or her immediate family members will be referred to the CEO for approval. Any related person transaction involving 5 percent stockholders, directors, director nominees or the CEO and their immediate family members will be referred to the Governance & Nominating Committee for approval. All determinations made by the CEO and the general counsel are reported to the Governance & Nominating Committee at its next regularly scheduled meeting.

In determining whether to approve a related person transaction, the CEO, general counsel or Governance & Nominating Committee will consider whether:

•	the terms of the transaction are fair to El Paso and would be on the same basis if the transaction did not involve a related person;

•	there are business reasons to enter into the transaction;

•	the transaction would impair the independence of an outside director;

•	the transaction would present an improper conflict of interest for any director or executive officer; and

•	the transaction is material.

The policy for approval of related person transactions can be found on our website at www.elpaso.com.

During 2010, our pipeline business unit made payments to certain subsidiaries of NRG Energy, Inc. in the amount of $197,498. Our director David W. Crane currently serves as President and Chief Executive Officer of NRG Energy, Inc. Due to the relatively small amounts involved, the purchases were not done on a competitive bid basis.

Also during 2010, our exploration and production and pipeline business units made payments to certain subsidiaries of Halliburton Company in the amount of $146,328,516. Our director Timothy J. Probert currently serves as President, Strategy and Corporate Development of Halliburton. The majority of these payments (approximately 90 percent of the total spend) were made by our exploration and production business unit on a competitive bid basis and related to services and supplies that were provided by Halliburton in relation to our drilling operations.

Special Stockholder Meetings.  Our By-laws permit stockholders who own at least 25 percent of our outstanding shares to call a special meeting of stockholders.

Web Access.  We provide access through our website to current information relating to corporate governance, including a copy of each of the Board’s standing committee charters, our Corporate Governance Guidelines, our Code of Conduct, our Restated Certificate of Incorporation and By-laws, our policy for approval of related person transactions, biographical information concerning each director, and other matters regarding our corporate governance principles. We also provide access through our website to all filings submitted by El Paso to the SEC. Our website is www.elpaso.com, and access to this information is free of any charge to the user. Information contained on our website is not part of this proxy statement.

Process for Communication with the Board.  Our Board has established a process for interested parties to communicate with the Board. Such communications should be in writing, addressed to the Board or an individual director, c/o Ms. Marguerite N. Woung-Chapman, Corporate Secretary, El Paso Corporation, P.O. Box 2511, Houston, Texas 77252-2511. The Corporate Secretary will forward all communications to the addressee.

Director Attendance at Annual Meeting.  The Board encourages all director nominees standing for election to attend the Annual Meeting in accordance with our Corporate Governance Guidelines. All incumbent directors who were elected at our 2010 Annual Meeting attended our 2010 Annual Meeting of Stockholders, with the exception of Mr. Probert who was unable to attend due to an unexpected commitment.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held seven meetings during 2010. Each director attended at least 75 percent of his or her board and committee meetings.

The Board of Directors has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance Committee and the Health, Safety & Environmental Committee. We describe the committees, their membership during 2010 and their principal responsibilities below.

				Governance &		Health, Safety &
Name	Board	Audit	Compensation	Nominating	Finance	Environmental
Juan Carlos Braniff	Member	Member			Member

David W. Crane	Member			Member	Member

Douglas L. Foshee	Chairman

Robert W. Goldman	Member	Member			Chair

Anthony W. Hall, Jr.	Member			Member		Member

Thomas R. Hix	Member	Chair	Member

Ferrell P. McClean	Member		Member		Member

Timothy J. Probert	Member					Member

Steven J. Shapiro	Member	Member	Chair

J. Michael Talbert	Lead			Chair

Robert F. Vagt	Member		Member			Member

John L. Whitmire	Member			Member		Chair

Number of 2010 Meetings	7	9	4	5	5	4

Audit Committee

The Audit Committee held nine meetings during 2010. The Audit Committee currently consists of four non-employee directors, each of whom the Board has determined is “independent” as such term is defined in Section 10A of the Exchange Act, the SEC rules thereunder, the NYSE listing standards and our Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee possesses the necessary level of financial literacy required to enable him or her to serve effectively as an Audit Committee member. No Audit Committee member serves on more than three audit committees of public companies, including our Audit Committee. We maintain an Internal Audit Department to provide management and the Audit Committee with ongoing assessments of our risk management processes and system of internal controls. In addition, we maintain a Financial Controls Group to manage our internal control over financial reporting compliance activities. The Audit Committee’s duties, which are discussed in detail in its charter, include, among other duties:

•	Assisting the Board of Directors in fulfilling its responsibilities with respect to the oversight of:

-	the integrity of our financial statements, including recommending to the Board the filing of our audited financial statements;

-	our disclosure controls and procedures and internal control over financial reporting;

-	our independent auditors and any independent petroleum reserves engineer;

-	the performance of our internal audit function;

-	the performance of our ethics and compliance functions, including our compliance with legal and regulatory requirements and our Code of Business Conduct; and

-	the processes and controls, including guidelines and policies, established by the company to assess, monitor, manage and mitigate the company’s significant risk exposures.

•	The appointment, compensation, retention, oversight and dismissal of our independent auditor or any other accounting firm engaged for the purpose of preparing or issuing an audit report or related work, or performing other audit, review or attestation services and any independent petroleum reserves engineer engaged for the purpose of reviewing, preparing or auditing an estimate of our oil and natural gas reserves.

•	The pre-approval of all auditing services and fees and, for our principal auditor, allowable non-audit (including tax) services and fees provided to us.

•	The resolution of any disagreement between management and our independent auditor regarding financial reporting or audit matters.

•	The review of procedures for the receipt, retention and treatment of complaints received by us regarding any accounting, internal controls over financial reporting or auditing matters.

Our principal independent auditor, Ernst & Young LLP, reports directly to the Audit Committee. In addition, the Audit Committee provides an open avenue of communication between the internal auditors, the independent auditor and the Board. Interested parties may contact the Audit Committee members by following the process outlined in the Corporate Governance section of this proxy statement.

The Audit Committee Charter can be found on our website at www.elpaso.com.

Policy for Approval of Audit and Non-Audit Services

During 2010, the Audit Committee approved all the types of audit and permitted non-audit services which our independent auditors were to perform during the year, as required under applicable law, and the pre-approved limit on fees for each of these categories. The Audit Committee’s current practice is to consider for pre-approval annually all categories of audit and permitted non-audit services proposed to be provided by our independent auditors for a fiscal year. Pre-approval of tax services requires that the principal independent auditor provide the Audit Committee with written documentation of the scope and fee structure of the proposed tax services and discuss with the Audit Committee the potential effects, if any, of providing such services on the independent auditor’s independence. The Audit Committee will also consider for pre-approval annually the maximum amount of fees and the manner in which the fees are determined for each type of pre-approved audit and non-audit services proposed to be provided by our independent auditors for the fiscal year. The Audit Committee must separately pre-approve any service that is not included in the approved list of services or any proposed services exceeding pre-approved cost levels. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for services that need to be addressed between Audit Committee meetings. The Audit Committee is then informed of these pre-approval decisions, if any, at the next meeting of the Audit Committee. See “Principal Accountant Fees and Services” on page 77 of this proxy statement for the aggregate fees paid to Ernst & Young LLP for the years ended December 31, 2010 and 2009.

Compensation Committee

The Compensation Committee held four meetings during 2010. The Compensation Committee currently consists of four non-employee directors, each of whom the Board has determined is “independent” under (a) the NYSE listing standards, (b) the non-employee director standards of Rule 16b-3 of the Exchange Act, (c) the outside director requirements of Section 162(m) of the Internal Revenue Code (the “Code”) and (d) our Corporate Governance Guidelines.

The Compensation Committee’s functions, which are discussed in detail in its charter, include, among other functions, responsibility to:

•	Review and approve annually the individual elements of total compensation for the CEO, review and approve the corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation.

•	Review and approve annually the individual elements of total compensation for all executive officers, which includes all officers who are subject to Section 16(a) of the Exchange Act.

•	Review appropriate criteria for establishing performance targets and approve annual corporate and executive performance ratings.

•	Ensure that our executive long-term and short-term incentive compensation programs are administered in accordance with our stated compensation objectives, periodically review whether there are risks arising from our compensation programs that are reasonably likely to have a material adverse effect on the company and make recommendations with respect to such programs, where appropriate, for full Board approval.

•	Review our employee benefit and compensation programs (including all new equity-based compensation programs) and consider management recommendations subject, where appropriate, to stockholder or full Board approval.

•	Review and approve goals and objectives relevant to director compensation, including annual retainer and meeting fees, and terms and awards of equity compensation, and recommend changes, where appropriate, for full Board approval.

•	Select, retain, evaluate, and, where appropriate, replace the independent executive compensation consulting firm, and review all related fees.

The Compensation Committee Charter can be found on our website at www.elpaso.com.

At the beginning of each calendar year, the Compensation Committee approves our corporate and business unit financial and non-financial performance goals for our annual incentive compensation arrangements. The Compensation Committee also establishes the annual base salaries and minimum, target, and maximum annual cash incentive bonus levels for each of the executive officers. After the financial and non-financial results are available for the year, the Compensation Committee determines the appropriate achievement level of the performance goals for purposes of determining annual cash incentive bonuses and long-term incentive award grants. The Compensation Committee also takes into account the executives’ individual performances to determine the amount of each executive’s annual cash incentive bonus and the value of his or her long-term incentive awards. The Compensation Committee also considers recommendations from our CEO regarding the compensation levels for those executives reporting directly to him. During the year, the Compensation Committee generally meets at least four times and reviews, among other things, our compensation programs and recommended changes, our peer group, proxy and survey benchmarking data, internal pay disparity trends, wealth accumulation, total compensation profiles for our CEO and other executive officers, CEO accountabilities and the general compensation landscape.

See the “Compensation Discussion and Analysis” beginning on page 35 of this proxy statement for a further discussion of our procedures for determining and establishing executive compensation.

Compensation Consultant Payments

The Compensation Committee has retained Deloitte Consulting LLP (“Deloitte”) as its independent compensation consultant. The compensation consultant is directly accountable to the Compensation Committee and the committee reviews all fees paid to the consultant for executive compensation advice. In addition, the Compensation Committee reviews, on an annual basis, the performance of the compensation consultant and provides the consultant with direct feedback. Deloitte’s fees for executive compensation consulting to the Compensation Committee in 2010 were $403,857.

During 2010, certain Deloitte affiliates were also engaged by El Paso to provide limited non-executive compensation related services. These affiliates were retained by management in the normal course of business. The aggregate fees paid for those other services were $124,501, which primarily related to carbon management consulting and limited tax and tax-related services. While the Compensation Committee does not approve non-executive compensation services provided to the company by Deloitte affiliates, the Compensation Committee does review on an annual basis the payments made to the Deloitte affiliates for non-executive compensation related services, as well as the specific services the Deloitte affiliates performed for El Paso, to ensure the compensation consultant’s independence. During 2010, the Compensation Committee discussed the payments and services with its independent compensation consultant and confirmed that the consultant’s compensation is not tied to the level of other services provided by Deloitte to El Paso. Based on its review, the Compensation Committee believes that the executive-compensation consulting advice it receives from Deloitte is objective and not influenced by Deloitte’s or its affiliates’ other relationships with the company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has neither interlocks nor insider participation.

Governance & Nominating Committee

The Governance & Nominating Committee met five times during 2010. The Governance & Nominating Committee currently consists of four non-employee directors, each of whom the Board has determined is “independent” as such term is defined in the NYSE listing standards and our Corporate Governance Guidelines. The Board has delegated to the Governance & Nominating Committee its oversight responsibilities relating to corporate governance and the establishment of criteria for Board selection (including an initial determination regarding director independence).

The Governance & Nominating Committee’s functions, which are discussed in detail in its charter, include, among other functions, responsibility to:

•	Develop and recommend to the Board corporate governance principles and review and make recommendations regarding the Corporate Governance Guidelines.

•	Identify and review the qualifications of candidates for Board membership, screen possible candidates for Board membership and communicate with members of the Board regarding Board meeting format and procedures.

•	Determine desired qualifications, expertise and characteristics and, to the extent the Governance & Nominating Committee deems necessary, conduct searches for potential candidates for Board membership with such attributes.

•	Ensure that we have an appropriate policy on potential conflicts of interest, including, but not limited to, the policies on (1) related person transactions (including any dealings with directors, officers or employees), and (2) such other transactions that could have the appearance of a potential conflict of interest.

•	Monitor and report to the Board whether there is any current relationship between any director and El Paso that may adversely affect the independent judgment of the director.

•	Oversee the process of annual performance evaluations for the Board, each committee and directors.

•	Act as a nominating committee and consider any nominations properly submitted by the stockholders to the Corporate Secretary in accordance with our Corporate Governance Guidelines, our By-laws and the process set forth in this proxy statement.

•	Review and make recommendations to the Board of Directors as to the chairpersons and members of each committee of the Board (other than the Governance & Nominating Committee).

The Governance & Nominating Committee Charter can be found on our website at www.elpaso.com.

Director Nomination Process and Board Diversity Considerations

The Governance & Nominating Committee will review any nominations from stockholders, other Board members, third party search firms, executives and other such persons. At a minimum, we believe our directors, whether nominated by stockholders or by the Board, should possess the education, experience and skills necessary to assist and provide oversight to our management in the operation of our businesses, as set forth in our Corporate Governance Guidelines. Among other matters, the Board considers education; business, governmental and civic experience; leadership; diversity; communication, interpersonal and other required skills; independence; and other matters relevant to the Board’s objectives. We have a comprehensive process in place to identify and evaluate candidates to be nominated for director. The Governance & Nominating Committee identifies the needs of the Board by asking each director to identify particular skills that will strengthen the Board, and that are in conformity with the goals identified in our Corporate Governance Guidelines. A third party search firm is then retained to help identify, assess qualifications and screen specific candidates. The Governance & Nominating Committee reviews the qualifications of the candidates presented and interviews the most qualified. The Governance & Nominating Committee recommends potential nominees to the full Board, which interviews the candidates and then makes nominations for election at the Annual Meeting. All of the nominees for director were elected by our stockholders last year. Each director nominee who appears on the ballot has been recommended by the Governance & Nominating Committee to the full Board.

In February 2010, the Board, upon the recommendation of the Governance & Nominating Committee, amended our Corporate Governance Guidelines to document our commitment to diversity as a consideration in identifying director nominees. In addition to the criteria set forth above, the Board will seek to achieve a mix of directors that represents a diversity of background and experience, including with respect to age, gender and race. In conducting searches for new directors, the Governance & Nominating Committee will take every reasonable step to ensure that diverse candidates are in the pool from which nominees are chosen. The Governance & Nominating Committee will review this policy annually in connection with its review and recommendation to the Board of director nominees for the next annual meeting. The Board’s current composition reflects diversity in business and professional experience, skills, race and gender.

Stockholders seeking to nominate persons for election as directors at the 2012 Annual Meeting must submit, in writing, a timely notice complying with our By-laws to Ms. Marguerite N. Woung-Chapman, Corporate Secretary, El Paso Corporation, P.O. Box 2511, Houston, Texas 77252-2511, telephone (713) 420-4018 and facsimile (713) 420-4099. To be timely for a stockholder seeking to bring any matter before the 2012 Annual Meeting, the stockholder’s written notice must be received not less than 90 days nor more than 120 days prior to the first anniversary of the 2011 Annual Meeting. Under these criteria, stockholders must provide us with notice of nominations sought to be made at the 2012 Annual Meeting during the period from January 18, 2012 to February 17, 2012.

If the 2012 Annual Meeting is held more than 30 days before or 60 days after May 19, 2012, for a stockholder seeking to bring any matter before the 2012 Annual Meeting, the stockholder’s written notice must be received not less than 90 days nor more than 120 days before the date of the 2012 Annual Meeting or by the tenth day after we publicly announce the date of the 2012 Annual Meeting, if that would result in a later deadline.

Finance Committee

The Finance Committee met five times during 2010. The Finance Committee currently consists of four non-employee directors, each of whom the Board has determined is “independent” under the NYSE listing standards and in accordance with our Corporate Governance Guidelines. The Finance Committee assists the Board in fulfilling its oversight responsibilities by reviewing and recommending appropriate action with respect to our capital structure, source of funds, payment of dividends, liquidity and financial position.

The Finance Committee’s functions, which are discussed in detail in its charter, include, among other functions, responsibility to:

•	Review and recommend to the Board our long-range financial plan, including the amount and allocation of capital spending and financing thereof.

•	Review and approve capital projects in excess of $25 million and up to $75 million.

•	Recommend to the Board financial policies that maintain or improve our financial strength.

•	Develop and recommend dividend policies and recommend to the Board specific dividend payments.

•	Review terms and conditions of financing plans, including the issuance of securities, corporate borrowings, off-balance sheet structures and investments, and make recommendations to the Board regarding such financings.

•	Review and make recommendations regarding our interest rate, foreign currency, commodity and other financial liquidity risks, as well as our financial risk management policies, strategies and positions.

•	Review with management and report to the Board, on a periodic basis, the Company’s insurance program and coverage.

The Finance Committee Charter can be found on our website at www.elpaso.com.

Health, Safety & Environmental Committee

The Health, Safety & Environmental Committee met four times during 2010. The Health, Safety & Environmental Committee currently consists of four non-employee directors, each of whom the Board has determined is “independent” under the NYSE listing standards and our Corporate Governance Guidelines. The Health, Safety & Environmental Committee assists the Board in fulfilling its oversight responsibilities with respect to the Board’s and our continuing commitment to improving the environment, ensuring the safety of our employees and ensuring that our businesses and facilities are operated and maintained in a safe and environmentally sound manner.

The Health, Safety & Environmental Committee’s functions, which are discussed in detail in its charter, include, among other functions, responsibility to:

•	Review and provide oversight with regard to our policies, standards, accountabilities and programs relative to health, safety and environmental-related matters, including our employee and contractor safety programs, environmental compliance programs, pipeline integrity program and our greenhouse gas emissions inventory.

•	Advise the Board and make recommendations for the Board’s consideration regarding health, safety and environmental-related issues.

•	Review and provide oversight with respect to our safety and readiness to respond to crisis situations.

The Health, Safety & Environmental Committee Charter can be found on our website at www.elpaso.com.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is “independent,” as that term is defined under Section 10A of the Exchange Act, the SEC rules, the NYSE listing standards and our Corporate Governance Guidelines. Each member of the Audit Committee is also financially literate, as that qualification is interpreted by our Board of Directors in its business judgment. Further, each of Messrs. Goldman, Hix and Shapiro qualifies and is designated as an “audit committee financial expert” serving on the Audit Committee, as such term is defined in rules adopted by the SEC and interpreted by our Board. The Audit Committee currently consists of four members: Messrs. Braniff, Goldman, Hix and Shapiro. During 2010, the Audit Committee met nine times and discussed, among other things, the financial information contained in each quarterly earnings announcement and the Form 10-K and Forms 10-Q with management, our internal auditors and our independent auditor, as appropriate, prior to release. In compliance with the requirements of the New York Stock Exchange, we have adopted a charter which may be found on El Paso’s website at www.elpaso.com.

Audit Committee Statement

El Paso’s management is responsible for El Paso’s financial reporting process, internal audit process, the effectiveness of disclosure controls and procedures and internal control over financial reporting, and the preparation of El Paso’s financial statements. El Paso’s independent registered public accounting firm is responsible for auditing those financial statements and the effectiveness of internal control over financial reporting. We monitor and review these processes but do not conduct auditing or accounting reviews or procedures. We meet with management and the independent registered public accounting firm to discuss the financial statements, and rely on El Paso’s management’s representation that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles, and on the representations of El Paso’s independent registered public accounting firm included in their report on El Paso’s financial statements.

In carrying out our responsibilities as set forth in our charter, we:

•	reviewed and discussed the audited financial statements with El Paso management;

•	discussed the effectiveness of disclosure controls and procedures and internal control over financial reporting with El Paso management;

•	discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received written disclosures and the letter from El Paso’s independent registered public accounting firm regarding the independent registered public accounting firm’s independence as required by applicable requirements of the Public Company Accounting Oversight Board, and have discussed with our independent registered public accounting firm their independence, as well as their internal quality control procedures.

Based on the review and discussions described above, we have recommended to the Board of Directors that the audited financial statements be included in El Paso’s Annual Report on Form 10-K for the 2010 fiscal year for filing with the SEC.

Current Members of the Audit Committee of the Board of Directors

Thomas R. Hix	Juan Carlos Braniff	Robert W. Goldman	Steven J. Shapiro
(Chairman)	(Member)	(Member)	(Member)

PROPOSAL NO. 1 — Election of Directors

The Board.  You will have the opportunity to elect our entire Board of Directors, consisting of 12 members, at the Annual Meeting. All of our incumbent directors are standing for re-election. All directors are elected annually and serve a one-year term or until his or her successor has been duly elected and shall qualify.

Nominations.  At the Annual Meeting, we will nominate the 12 persons named in this proxy statement as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

General Information about the Nominees for Election, as of March 29, 2011.  The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance & Nominating Committee and the Board to determine that the person should serve as a director for the company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.

Juan Carlos Braniff Age — 53 Member — Audit Committee Member — Finance Committee	Director since 1997

Mr. Braniff has served as a director since 1997. Mr. Braniff has been Chairman of Capital I Ltd. Partners and a partner in Alpha Patrimonial S.A. de C.V. in Mexico City since August 2005. Mr. Braniff was a business consultant from January 2004 to August 2005. Mr. Braniff served Grupo Financíero BBVA Bancomer as Vice Chairman from October 1999 to January 2004, as Deputy Chief Executive Officer of Retail Banking from September 1994 to October 1999 and as Executive Vice President of Capital Investments, Mortgage Banking and Tourism from December 1991 to September 1994. Mr. Braniff previously served as a director of Fomento Economico Mexicano (FEMSA, NYSE: FMX) from 1988 to 2003, as a director of Coca-Cola FEMSA (NYSE: KOF) from 1991 to 2003 and as a director of Grupo Financíero BBVA Bancomer from 1991 to 2003. Mr. Braniff is currently a member of the board of directors of Ixe Grupo Financíero S.A. de C.V.

Mr. Braniff brings many years of global business experience to our Board. As highlighted by his various roles at Grupo Financíero BBVA Bancomer, Mr. Braniff has substantial knowledge and experience with complex financial transactions, capital management, credit and financial risk management. As our sole Hispanic board member, Mr. Braniff also provides a diversity of perspective that is welcomed by our Board.

David W. Crane Age — 52 Member — Governance & Nominating Committee Member — Finance Committee	Director since 2009

Mr. Crane has served as a director since December 2009. Mr. Crane has been President, Chief Executive Officer and a director of NRG Energy, Inc. since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President — Global Power New York at Lehman Brothers Inc. from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999.

Mr. Crane’s proven success as the sitting chief executive officer of a Fortune 500 company demonstrates his leadership capability and extensive knowledge of the complex financial and operational issues that public companies face. Mr. Crane’s executive management experience provides the Board with valuable insight on public company governance practices, as well as insight from a customer perspective. In addition, Mr. Crane’s background provides risk management experience that is important to our Board.

Douglas L. Foshee Age — 51 Chairman, President and Chief Executive Officer, El Paso Corporation	Director since 2003

Mr. Foshee has been Chairman of the Board of Directors of El Paso Corporation since May 2009 and President, Chief Executive Officer and a director of El Paso since September 2003. Prior to joining El Paso, Mr. Foshee served as Executive Vice President and Chief Operating Officer of Halliburton Company having joined that company in 2001 as Executive Vice President and Chief Financial Officer. Several subsidiaries of Halliburton, including DII Industries and Kellogg Brown & Root, commenced prepackaged Chapter 11 proceedings to discharge current and future asbestos and silica personal injury claims in December 2003 and an order confirming a plan of reorganization became final effective December 31, 2004. Prior to assuming his position at Halliburton, Mr. Foshee served as President, Chief Executive Officer and Chairman of the Board of Nuevo Energy Company and Chief Executive Officer and Chief Operating Officer of Torch Energy Advisors Inc. Mr. Foshee presently serves as a director of Cameron International Corporation, and from January 2009 until February 2010 served as a trustee of AIG Credit Facility Trust. Mr. Foshee also serves on the Board of Trustees of Rice University and serves as a member of the Council of Overseers for the Jesse H. Jones Graduate School of Management. He is a member of various other civic and community organizations. Mr. Foshee also serves on the board of directors of El Paso Pipeline GP Company, L.L.C., general partner of El Paso Pipeline Partners, L.P.

As President and Chief Executive Officer of El Paso Corporation, Mr. Foshee is the only officer of the company to sit on our Board. With over 28 years of energy industry experience, Mr. Foshee has a comprehensive knowledge and understanding of our business, provides superb leadership to our management team, and provides the Board with essential insight and guidance from an inside perspective on the day-to-day operations of our company.

Robert W. Goldman Age — 68 Chairman — Finance Committee Member — Audit Committee	Director since 2003

Mr. Goldman has served as a director since 2003. Mr. Goldman’s primary occupation has been as a financial consultant since October 2002. Prior to that time, Mr. Goldman served as Senior Vice President, Finance and Chief Financial Officer of Conoco, Inc. from 1998 to 2002 and Vice President, Finance from 1991 to 1998. For more than five years prior to that date, Mr. Goldman held various executive positions with Conoco, Inc. and E.I. Du Pont de Nemours & Co., Inc. From 2002 until July 2008, Mr. Goldman served as the elected Vice President, Finance of the World Petroleum Council. He is a member of the Financial Executives Institute and the Outside Advisory Council of Global Infrastructure Partners, a private equity firm. Mr. Goldman serves on the board of trustees of Kenyon College, Gambier, Ohio. Mr. Goldman currently serves on the board of directors of Parker Drilling Company, Tesoro Corporation and The Babcock & Wilcox Company. Mr. Goldman previously served on the board of directors of McDermott International, Inc. until July 2010.

As former chief financial officer of a large, publicly-traded energy company, Mr. Goldman brings significant financial and operations experience to our Board. Mr. Goldman has extensive knowledge of the energy industry, financial risk management and an understanding of capital markets. His experience on the board of directors of other publicly-traded energy companies further augments his knowledge and experience.

Anthony W. Hall, Jr. Age — 66 Member — Governance & Nominating Committee Member — Health, Safety & Environmental Committee	Director since 2001

Mr. Hall has served as a director since 2001. Mr. Hall has been engaged in the private practice of law since February 2010. He previously served as Chief Administrative Officer of the City of Houston from January 2004 to February 2010. Mr. Hall served as the City Attorney for the City of Houston from March 1998 to January 2004. Prior to March 1998, Mr. Hall was a partner in the Houston law firm of Jackson Walker, LLP. Mr. Hall is Chairman of the Houston Endowment Inc. and Chairman of the Boulé Foundation.

Mr. Hall’s extensive experience in both the public and private sectors, and his affiliations with many different business and philanthropic organizations provides our Board with important insight from many perspectives. Mr. Hall’s 30 years of legal experience provides the Board with valuable guidance on governance issues and initiatives. As an African American, Mr. Hall also brings a diversity of experience and perspective that is welcomed by our Board.

Thomas R. Hix Age — 63 Chairman — Audit Committee Member — Compensation Committee	Director since 2004

Mr. Hix has served as a director since 2004. Mr. Hix has been a business consultant since January 2003. He served as Senior Vice President of Finance and Chief Financial Officer of Cooper Cameron Corporation from January 1995 to January 2003. From September 1993 to April 1995, Mr. Hix served as Senior Vice President of Finance, Treasurer and Chief Financial Officer of The Western Company of North America. Mr. Hix serves on the board of directors of Health Care Service Corporation and Rowan Companies, Inc. Mr. Hix previously served as a member of the board of directors of The Offshore Drilling Company from May 2004 to July 2007.

Mr. Hix brings many years of financial business experience to our Board. As a former chief financial officer of a large, publicly-traded energy company, Mr. Hix has significant expertise in finance and accounting, as well as experience in mergers and acquisitions. Mr. Hix also provides the Board with valuable public company operating and management experience.

Ferrell P. McClean Age — 64 Member — Compensation Committee Member — Finance Committee	Director since 2006

Ms. McClean has served as a director since 2006. Ms. McClean has been a business consultant since 2002. Ms. McClean served as Managing Director and Senior Advisor of J.P. Morgan Chase & Co.’s energy/power investment banking group from 2000 to 2002. From 1991 until 2000, Ms. McClean served as Managing Director and headed the investment banking and global energy group at J.P.Morgan & Co. Prior to 1991, Ms. McClean held various positions with J.P. Morgan & Co. Ms. McClean served as a member of the board of directors of Unocal Corporation until 2005 and is currently on the board of directors of GrafTech International Ltd. (formerly UCAR International, Inc.).

Ms. McClean brings to the Board extensive experience in investment banking and capital markets, as highlighted by her years of service at J.P. Morgan Chase & Co. Her current and prior service on the boards of other publicly-traded companies further augments her range of knowledge, providing valuable experience from which she can draw while serving on our Board. As our only female director, Ms. McClean also provides a diversity of perspective that is important to our Board.

Timothy J. Probert Age — 59 Member — Health, Safety & Environmental Committee	Director since 2009

Mr. Probert has served as a director since December 2009. Mr. Probert was appointed as President of Halliburton Company’s Strategy and Corporate Development in January 2011. Mr. Probert previously served as President of Halliburton Company’s Global Business Lines and Corporate Development from January 2010 to December 2010. Mr. Probert previously served as President of Halliburton Company’s Drilling and Evaluation Division and Corporate Development from March 2009 to December 2009. Mr. Probert served as Executive Vice President of Strategy and Corporate Development for Halliburton from January 2008 to March 2009, as Senior Vice President, Drilling and Evaluation from July 2007 to December 2007, and as Senior Vice President, Drilling and Evaluation and Digital Solutions from May 2006 to July 2007. He also served as Vice President, Drilling and Formation Evaluation for Halliburton from January 2003 to May 2006. Mr. Probert is a member of Halliburton’s Executive Committee and is also the company’s Chief Health, Safety and Environment Officer. Before joining Halliburton in 2003, Mr. Probert was President and Chief Executive Officer of Input/Output Inc. He also served as President of Baker Hughes INTEQ, Eastman Teleco and Milpark Drilling Fluids and was Vice President of Marketing for Baker Sand Control.

With his years of experience as an executive officer at a Fortune 500 company, Mr. Probert brings substantial management and operations expertise to our Board. Mr. Probert has a comprehensive background in oilfield service and equipment, as well as technical expertise in the upstream oil sector. In addition, Mr. Probert’s background in geology and experience as the Chief Health, Safety and Environment Officer for Halliburton provides our Board with valuable experience in health, safety and environmental-related issues.

Steven J. Shapiro Age — 59 Chairman — Compensation Committee Member — Audit Committee	Director since 2006

Mr. Shapiro has served as a director since 2006. Mr. Shapiro served as Executive Vice President and Chief Financial Officer of Burlington Resources Inc. from October 2000 to April 2006. During his five year tenure at Burlington Resources, Inc., Mr. Shapiro served as a member of the Board of Directors and the office of the Chairman. Prior to that time, he served as Senior Vice President, Chief Financial Officer and Director at Vastar Resources, Inc. and spent 16 years in various roles of increasing responsibility with Atlantic Richfield Company. Mr. Shapiro is a trustee of the Houston Museum of Natural Science. Mr. Shapiro is a member of the board of directors of Barrick Gold Corporation and a member of the board of directors of Vallar PLC.

Mr. Shapiro brings extensive industry experience to our Board. As the former chief financial officer of Burlington Resources, Mr. Shapiro has significant operating experience and knowledge of the complex financial issues companies face. He has extensive knowledge of the energy industry and an understanding of capital markets. Mr. Shapiro also provides our Board with valuable strategic insight. His experience on the board of directors of other publicly-traded companies further augments his knowledge and experience.

J. Michael Talbert Age — 64 Lead Director Chairman — Governance & Nominating Committee	Director since 2003

Mr. Talbert has been Lead Director of the Board of Directors of El Paso since May 2009 and a director since 2003. Mr. Talbert served as Executive Chairman of the Board of Transocean Ltd. from October 2002 to October 2004 and as non-executive Chairman from October 2004 to November 2007. Previously, Mr. Talbert served as Chief Executive Officer of Transocean Ltd. and its predecessor companies from August 1994 until October 2002, Chairman of the Board from August 1994 to September 1999, and as President from December 1999 to December 2001. Mr. Talbert served as Chairman of the Board of The Offshore Drilling Company from February 2004 to October 2005. He served as President and Chief Executive Officer of Lone Star Gas Company from 1990 to 1994, and as President of Texas Oil & Gas Company from 1987 to 1990. Mr. Talbert is a past Chairman of the National Ocean Industries Association and a member of the University of Akron’s College of Engineering Advancement Council. Mr. Talbert is a member of the board of directors of Transocean Ltd. and currently serves as its non-executive Vice-Chairman.

Mr. Talbert is an experienced business leader with the skills necessary to be our Lead Director. As a former chief executive officer of a large, publicly-traded energy company, Mr. Talbert has extensive industry expertise, as well as knowledge of the complex operational and governance issues that public companies face. Since joining the Board in 2003, he has played an integral role in promoting robustness and confidence in the Board’s execution of its responsibilities. In addition, his service on the board of Transocean Ltd., including as its past chairman, provides valuable experience from which he can draw as a member of our Board.

Robert F. Vagt Age — 64 Member — Compensation Committee Member — Health, Safety & Environmental Committee	Director since 2005

Mr. Vagt has served as a director since 2005. Mr. Vagt has served as President of The Heinz Endowments since January 2008. Prior to that time, he served as President of Davidson College from July 1997 to August 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation from 1989 to 1992. Prior to 1989, he served in various positions with Adobe Resources Corporation and its predecessor entities. Mr. Vagt previously served as a member of the board of directors of Cornell Companies until 2005.

Mr. Vagt’s professional background in both the public and private sectors make him an important advisor and member of our Board. Mr. Vagt brings to the Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides the Board with a welcomed diversity of perspective gained from service as President of the Heinz Endowments, as well as from service as the president of an independent liberal arts college.

John L. Whitmire Age — 70 Chairman — Health, Safety & Environmental Committee Member — Governance & Nominating Committee	Director since 2003

Mr. Whitmire has served as a director since 2003. Mr. Whitmire has been Vice-Chairman of CONSOL Energy, Inc. from June 2010 to the present and previously served as Chairman from March 1999 to June 2010. He served as Chairman and Chief Executive Officer of Union Texas Petroleum Holdings, Inc. from 1996 to 1998, and spent over 30 years serving Phillips Petroleum Company in various positions including Executive Vice President of Worldwide Exploration and Production from 1992 to 1996 and Vice President of North American Exploration and Production from 1988 to 1992. Mr. Whitmire previously served as a member of the board of directors of Transocean Ltd. until June 2010 and as a member of the board of directors of GlobalSantaFe Corporation until November 2007.

Mr. Whitmire brings many years of industry experience to our Board. As a former chief executive officer of a large, publicly-traded energy company, Mr. Whitmire has extensive operating and management experience, as well as industry knowledge and experience with competitive energy sources. In addition, his current and prior service on the boards of other publicly-traded companies in our industry provides valuable experience and insight.

SECURITY OWNERSHIP OF A CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth information as of March 11, 2011 regarding beneficial ownership of our common stock by each director, our CEO, our CFO and our other named executive officers in the last fiscal year, our directors and executive officers as a group and each person or entity known by us to own beneficially more than 5 percent of our outstanding shares of common stock. No family relationship exists between any of our directors or executive officers.

		Beneficial Ownership		Stock		Percent
Title of Class	Name of Beneficial Owner	(Excluding Options) (1)		Options (2)	Total	of Class (3)

Common Stock	BlackRock, Inc.(4)	48,398,787		0	48,398,787	6.33%
	40 East 52nd Street
	New York, NY 10022
Common Stock	Juan Carlos Braniff	131,056	(5)	9,000	140,056	*
Common Stock	David W. Crane	17,682		0	17,682	*
Common Stock	Robert W. Goldman	119,890		8,000	127,890	*
Common Stock	Anthony W. Hall, Jr.	104,433		9,000	113,433	*
Common Stock	Thomas R. Hix	99,744		0	99,744	*
Common Stock	Ferrell P. McClean	84,923	(6)	0	84,923	*
Common Stock	Timothy J. Probert	16,776		0	16,776	*
Common Stock	Steven J. Shapiro	82,496		0	82,496	*
Common Stock	J. Michael Talbert	81,751		8,000	89,751	*
Common Stock	Robert F. Vagt	55,056		0	55,056	*
Common Stock	John L. Whitmire	142,821		8,000	150,821	*
Common Stock	Douglas L. Foshee	1,238,279		3,352,381	4,590,660	*
Common Stock	John R. Sult	116,131		209,897	326,028	*
Common Stock	Brent J. Smolik	287,398		379,514	666,912	*
Common Stock	James C. Yardley	307,076		559,203	866,279	*
Common Stock	D. Mark Leland	338,955		621,582	960,537	*
Common Stock	Directors and executive officers as a group (20 persons total), including those individuals listed above	3,940,384		6,576,810	10,517,194	1.38%

*	Less than one percent

(1)	The directors and executive officers named in the table have sole voting and investment power with respect to shares of our common stock beneficially owned, except that Mr. Talbert shares with one or more other individuals voting and investment power with respect to 5,000 shares of common stock. This column also includes shares of common stock held in the El Paso Corporation Benefits Protection Trust (as of March 11, 2011) as a result of deferral elections made by our non-employee directors in accordance with our 2005 Compensation Plan for Non-Employee Directors. These individuals share voting power with the trustee under that plan and receive dividend equivalents on such shares, but do not have the power to dispose of, or direct the disposition of, such shares until such shares are distributed. In addition, some shares of common stock reflected in this column for certain individuals are subject to restrictions. None of the shares of common stock reflected in this column have been pledged as security.

(2)	The directors and executive officers have the right to acquire the shares of common stock reflected in this column within 60 days of March 11, 2011, through the exercise of stock options. Stock options granted under our plans are not subject to execution, attachment or similar process and cannot be transferred, assigned, pledged or hypothecated in any manner other than by will or by the applicable laws of descent and distribution.

(3)	Based on 764,159,443 shares outstanding as of March 11, 2011.

(4)	According to a Schedule 13G/A filed on February 2, 2011, as of December 31, 2010, BlackRock, Inc. was deemed to beneficially own 48,398,787 shares of common stock.

(5)	Mr. Braniff’s beneficial ownership excludes 3,500 shares owned by his wife. Mr. Braniff disclaims any beneficial ownership in those shares.

(6)	Ms. McClean’s beneficial ownership includes 1,500 shares held by her husband’s IRA and 7,475 shares held in a revocable trust.

The following table sets forth, as of March 11, 2011, the number of common units of our master limited partnership, El Paso Pipeline Partners, L.P., owned by each of our executive officers and directors and all of our executive officers and directors as a group.

				Percentage of
		Common Units		Common Units
Title of Class	Name of Beneficial Owner	Beneficially Owned		Beneficially Owned(1)

Common Units	Juan Carlos Braniff	0		*
Common Units	David W. Crane	0		*
Common Units	Robert W. Goldman	5,534	(2)	*
Common Units	Anthony W. Hall, Jr.	0		*
Common Units	Thomas R. Hix	10,000		*
Common Units	Ferrell P. McClean	9,000	(3)	*
Common Units	Timothy J. Probert	0		*
Common Units	Steven J. Shapiro	6,000		*
Common Units	J. Michael Talbert	0		*
Common Units	Robert F. Vagt	0		*
Common Units	John L. Whitmire	25,000		*
Common Units	Douglas L. Foshee	25,000		*
Common Units	John R. Sult	10,000		*
Common Units	Brent J. Smolik	12,500		*
Common Units	James C. Yardley	10,000		*
Common Units	D. Mark Leland	13,200		*
	Directors and executive officers as a group (20 persons total), including those individuals listed above	138,907		*

*	Less than one percent

(1)	Based on 177,167,863 common units outstanding as of March 11, 2011.

(2)	Mr. Goldman’s beneficial ownership excludes 100 units owned by his son. Mr. Goldman disclaims any beneficial ownership in those units.

(3)	Ms. McClean’s beneficial ownership includes 1,000 units held by her husband.

INDIVIDUAL EXECUTIVE PROFILES

The following are individual executive profiles that summarize the compensation earned or paid in 2010 to our CEO and our other named executive officers. The individual executive profiles provide biographical information and summarize the compensation disclosures that are provided in the Compensation Discussion and Analysis and executive compensation tables in this proxy statement. These profiles are supplemental and are being provided in addition to the detailed compensation tables required by the SEC that follow the Compensation Discussion and Analysis. We believe these profiles provide stockholders with a concise and easy to understand summary of 2010 compensation. The compensation information presented in the following executive profiles is calculated in accordance with the SEC regulations and is derived from the more detailed compensation tables that begin on page 54 of this proxy statement. Please consult those tables and the accompanying footnotes for an explanation of how the compensation information is calculated.

Douglas L. Foshee: Individual Executive Profile

Chairman, President and
Chief Executive Officer

Age: 51
Tenure with El Paso: 8 years
Tenure in Industry: 28 years

MBA, Jesse H. Jones Graduate School of Management, Rice University
Graduate of Southwestern Graduate School of Banking, Southern Methodist University
BBA, Southwest Texas State University

Mr. Foshee has been Chairman of the Board of Directors of El Paso since May 2009 and President, Chief Executive Officer and a director of El Paso since September 2003. Prior to joining El Paso, Mr. Foshee served as Executive Vice President and Chief Operating Officer of Halliburton Company having joined that company in 2001 as Executive Vice President and Chief Financial Officer. Prior to assuming his position at Halliburton, Mr. Foshee served as President, Chief Executive Officer and Chairman of the Board of Nuevo Energy Company and Chief Executive Officer and Chief Operating Officer of Torch Energy Advisors, Inc. Mr. Foshee presently serves as a director of Cameron International Corporation, and from January 2009 until February 2010 served as a trustee of AIG Credit Facility Trust. Mr. Foshee also serves on the Board of Trustees of Rice University and serves as a member of the Council of Overseers for the Jesse H. Jones Graduate School of Management. He is a member of various other civic and community organizations. Mr. Foshee also serves on the board of directors of El Paso Pipeline GP Company, L.L.C., general partner of El Paso Pipeline Partners, L.P.

2010 Compensation1

Salary
Base Salary	$1,068,756
Performance-Based Cash Bonus	$2,100,000
Perquisites and Personal Benefits	$68,217

Annual Long-Term Incentive Award
(Grant Date Fair Value)
Restricted Stock	$2,489,145
Stock Options	$2,320,752
Restricted Stock Dividends	$16,702

Retirement Benefits
Pension Plan
Annual increase in accumulated pension benefit	$272,796
Retirement Savings Plan (RSP)
Company matching contribution to RSP	$11,025
Supplemental RSP benefit	$118,069
Annual earnings on supplemental RSP benefit	$32,443

2010 Total Compensation

Stock Ownership Requirements

Mr. Foshee’s ownership in our common stock exceeds the required ownership thresholds of five times base salary, as discussed elsewhere in this proxy statement.

Payment Upon Termination
(as of December 31, 2010)

Voluntary Termination	$13,999,320
Involuntary Termination without Cause	$3,421,646	[2]
Retirement	$0	[2]
Death	$13,224,714	[2]
Disability	$7,019,126	[2]
Termination with Cause	$0	[2]
Change in Control of El Paso	$18,959,442	[2]

1	2010 Compensation includes all amounts reported in the Summary Compensation Table as well as dividends paid on restricted stock and annual earnings on the executive’s supplemental RSP benefit.

2	Reflects incremental value of enhanced benefits above amounts Mr. Foshee is entitled to as a result of voluntary termination. Value of equity reflects $13.76, the closing price of our common stock on December 31, 2010.

John R. Sult: Individual Executive Profile

Executive Vice President
and Chief Financial Officer

Age: 51
Tenure with El Paso: 6 years
Tenure in Industry: 30 years

BS, with special attainments in Commerce,
  Washington and Lee University
Certified Public Accountant

Mr. Sult has been Executive Vice President and Chief Financial Officer of El Paso since March 2010 and Senior Vice President and Chief Financial Officer from November 2009 to March 2010. Mr. Sult previously served as Senior Vice President and Controller of El Paso from November 2005 to November 2009. He has served as Executive Vice President and Chief Financial Officer of El Paso Pipeline GP Company, L.L.C. since July 2010, Senior Vice President and Chief Financial Officer from November 2009 to July 2010 and Senior Vice President, Chief Financial Officer and Controller from August 2007 to November 2009. Mr. Sult served as Senior Vice President, Chief Financial Officer and Controller of El Paso’s Pipeline Group from November 2005 to November 2009. Mr. Sult was Vice President and Controller for Halliburton Energy Services from August 2004 to October 2005. Mr. Sult also serves on the board of directors of El Paso Pipeline GP Company, L.L.C., general partner of El Paso Pipeline Partners, L.P.

2010 Compensation1

Salary
Base Salary	$441,253
Performance-Based Cash Bonus	$500,000
Perquisites and Personal Benefits	$0

Annual Long-Term Incentive Award
(Grant Date Fair Value)
Restricted Stock	$401,476
Stock Options	$400,128
Restricted Stock Dividends	$2,061

Retirement Benefits
Pension Plan
Annual increase in accumulated pension benefit	$61,847
Retirement Savings Plan (RSP)
Company matching contribution to RSP	$11,025
Supplemental RSP benefit	$22,331
Annual earnings on supplemental RSP benefit	$3,492

2010 Total Compensation

Stock Ownership Requirements

Mr. Sult’s ownership in our common stock exceeds the required ownership thresholds of two times base salary, as discussed elsewhere in this proxy statement.

Payment Upon Termination
(as of December 31, 2010)

Voluntary Termination	$743,786
Involuntary Termination without Cause	$721,249	[2]
Retirement	$0	[2]
Death	$2,451,118	[2]
Disability	$1,009,442	[2]
Termination with Cause	$0	[2]
Change in Control of El Paso	$3,063,244	[2]

1	2010 Compensation includes all amounts reported in the Summary Compensation Table as well as dividends paid on restricted stock and annual earnings on the executive’s supplemental RSP benefit.

2	Reflects incremental value of enhanced benefits above amounts Mr. Sult is entitled to as a result of voluntary termination. Value of equity reflects $13.76, the closing price of our common stock on December 31, 2010.

Brent J. Smolik: Individual Executive Profile

Executive Vice President and
President of El Paso Exploration
& Production Company

Age: 49
Tenure with El Paso: 5 years
Tenure in Industry: 27 years

BS, Petroleum Engineering, Texas A&M University

Mr. Smolik has been Executive Vice President of El Paso and President of El Paso Exploration & Production Company since November 2006. Mr. Smolik was President of ConocoPhillips Canada from April 2006 to October 2006. Prior to the Burlington Resources merger with ConocoPhillips, he was President of Burlington Resources Canada from September 2004 to March 2006. From 1990 to 2004, Mr. Smolik worked in various engineering and asset management capacities for Burlington Resources, including the Chief Engineering role from 2000 to 2004. He was a member of the Burlington Resources Executive Committee from 2001 to 2006. Mr. Smolik also serves on the Boards of the American Exploration and Production Council, America’s Natural Gas Alliance and the Independent Petroleum Association of America.

2010 Compensation1

Salary
Base Salary	$576,636
Performance-Based Cash Bonus	$1,000,000
Perquisites and Personal Benefits	$1,100

Annual Long-Term Incentive Award
(Grant Date Fair Value)
Restricted Stock	$722,650
Stock Options	$666,883
Restricted Stock Dividends	$4,627

Retirement Benefits
Pension Plan
Annual increase in accumulated pension benefit	$117,938
Retirement Savings Plan (RSP)
Company matching contribution to RSP	$11,025
Supplemental RSP benefit	$59,924
Annual earnings on supplemental RSP benefit	$2,763

2010 Total Compensation

Stock Ownership Requirements

Mr. Smolik’s ownership in our common stock exceeds the required ownership thresholds of two times base salary, as discussed elsewhere in this proxy statement.

Payment Upon Termination
(as of December 31, 2010)

Voluntary Termination	$1,022,772
Involuntary Termination without Cause	$1,244,517	[2]
Retirement	$0	[2]
Death	$4,445,629	[2]
Disability	$2,218,496	[2]
Termination with Cause	$0	[2]
Change in Control of El Paso	$5,748,792	[2]

1	2010 Compensation includes all amounts reported in the Summary Compensation Table as well as dividends paid on restricted stock and annual earnings on the executive’s supplemental RSP benefit.

2	Reflects incremental value of enhanced benefits above amounts Mr. Smolik is entitled to as a result of voluntary termination. Value of equity reflects $13.76, the closing price of our common stock on December 31, 2010.

James C. Yardley: Individual Executive Profile

Executive Vice President,
Pipeline Group

Age: 59
Tenure with El Paso: 33 years
Tenure in Industry: 33 years

MBA, Harvard Business School
BA, Economics, Duke University

Mr. Yardley has been Executive Vice President of El Paso with responsibility for the regulated pipeline business unit since August 2006. He has served as Chairman of the Board of Tennessee Gas Pipeline Company since February 2007 and served as its President from August 2006 to August 2010. Mr. Yardley has been Chairman of El Paso Natural Gas Company since August 2006 and served as President of Southern Natural Gas Company from May 1998 to August 2010. Mr. Yardley has been a member of the Management Committees of both Colorado Interstate Gas Company and Southern Natural Gas Company since their conversion to general partnerships in November 2007. He also serves on the Board of Interstate Natural Gas Association of America and previously served as its Chairman. Mr. Yardley serves as Director, President and Chief Executive Officer of El Paso Pipeline GP Company, L.L.C., general partner of El Paso Pipeline Partners, L.P.

2010 Compensation1

Salary
Base Salary	$526,257
Performance-Based Cash Bonus	$500,000
Perquisites and Personal Benefits	$12,635

Annual Long-Term Incentive Award
(Grant Date Fair Value)
Restricted Stock	$508,534
Stock Options	$666,883
Restricted Stock Dividends	$4,864

Retirement Benefits
Pension Plan
Annual increase in accumulated pension benefit	$339,095
Retirement Savings Plan (RSP)
Company matching contribution to RSP	$11,025
Supplemental RSP benefit	$35,157
Annual earnings on supplemental RSP benefit	$8,926

2010 Total Compensation

Stock Ownership Requirements

Mr. Yardley’s ownership in our common stock exceeds the required ownership thresholds of two times base salary, as discussed elsewhere in this proxy statement.

Payment Upon Termination
(as of December 31, 2010)

Voluntary Termination	$5,971,733
Involuntary Termination without Cause	$530,004	[2]
Retirement	$0	[2,3]
Death	$3,550,991	[2]
Disability	$1,522,358	[2]
Termination with Cause	$0	[2]
Change in Control of El Paso	$4,496,376	[2]

1	2010 Compensation includes all amounts reported in the Summary Compensation Table as well as dividends paid on restricted stock and annual earnings on the executive’s supplemental RSP benefit.

2	Reflects incremental value of enhanced benefits above amounts Mr. Yardley is entitled to as a result of voluntary termination. Value of equity reflects $13.76, the closing price of our common stock on December 31, 2010.

3	Mr. Yardley is eligible for retirement. The value of his retirement benefits are reflected under Voluntary Termination.

D. Mark Leland: Individual Executive Profile

Executive Vice President and
President of Midstream

Age: 49
Tenure with El Paso: 25 years
Tenure in Industry: 25 years

BBA, University of Puget Sound
Certified Management Accountant
Certified Internal Auditor

Mr. Leland has been Executive Vice President of El Paso and President of El Paso’s Midstream business unit since October 2009. Mr. Leland previously served as Executive Vice President and Chief Financial Officer of El Paso from August 2005 to November 2009. He served as Executive Vice President of El Paso Exploration & Production Company from January 2004 to August 2005, and as Chief Financial Officer and a director from April 2004 to August 2005. Mr. Leland served as Senior Vice President and Chief Operating Officer of GulfTerra Energy Partners, L.P and its general partner from January 2003 to December 2003, and as Senior Vice President and Controller from July 2000 to January 2003. Mr. Leland also serves on the board of directors of El Paso Pipeline GP Company, L.L.C., general partner of El Paso Pipeline Partners, L.P.

2010 Compensation1

Salary
Base Salary	$527,442
Performance-Based Cash Bonus	$500,000
Perquisites and Personal Benefits	$11,000

Annual Long-Term Incentive Award
(Grant Date Fair Value)
Restricted Stock	$615,592
Stock Options	$666,883
Restricted Stock Dividends	$4,783

Retirement Benefits
Pension Plan
Annual increase in accumulated pension benefit	$133,855
Retirement Savings Plan (RSP)
Company matching contribution to RSP	$11,025
Supplemental RSP benefit	$35,210
Annual earnings on supplemental RSP benefit	$9,666

2010 Total Compensation

Stock Ownership Requirements

Mr. Leland’s ownership in our common stock exceeds the required ownership thresholds of two times base salary, as discussed elsewhere in this proxy statement.

Payment Upon Termination
(as of December 31, 2010)

Voluntary Termination	$2,499,956
Involuntary Termination without Cause	$1,179,254	[2]
Retirement	$0	[2]
Death	$4,228,396	[2]
Disability	$2,168,239	[2]
Termination with Cause	$0	[2]
Change in Control of El Paso	$4,944,537	[2]

1	2010 Compensation includes all amounts reported in the Summary Compensation Table as well as dividends paid on restricted stock and annual earnings on the executive’s supplemental RSP benefit.

2	Reflects incremental value of enhanced benefits above amounts Mr. Leland is entitled to as a result of voluntary termination. Value of equity reflects $13.76, the closing price of our common stock on December 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation discussion and analysis set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”). This section also describes the actions and decisions of the Compensation Committee of our Board of Directors as it relates to 2010 compensation decisions. The discussion is divided into the following sections:

I.	Executive Summary

II.	Role of Compensation Committee, Compensation Consultant and Management

III.	Elements of Total Compensation

IV.	Factors Considered When Determining Total Compensation

V.	2010 Compensation Decisions

VI.	2011 Changes to Compensation Program

VII.	Other Compensation and Tax Matters

I.	Executive Summary

Compensation Program Philosophy and Design.  The core of our executive compensation program continues to be pay for performance. A significant portion of each executive’s total annual compensation is at risk and dependent upon our company’s achievement of specific, measurable performance goals. Our performance-based pay is designed to align our executive officers’ interests with those of our stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking. In addition, our equity program rewards long-term stock performance. The framework of our executive compensation program, which incorporates what we believe to be top compensation and governance practices, is set forth below:

•	we provide our named executive officers with total annual compensation that includes three principal elements: base salary, performance-based annual cash incentive awards, and long-term equity-based incentives;

•	our cash-based annual incentives are tied to specific pre-established financial, operational and safety performance goals;

•	restricted stock award grants are contingent upon the collective achievement of our annual overall corporate financial goals and El Paso’s one-year relative total shareholder return (“TSR”);

•	restricted stock awards have a minimum three-year vesting requirement;

•	we cap maximum cash-based incentives and the equity funding pool;

•	we do not have employment agreements or guaranteed bonus arrangements with our executives;

•	we do not provide tax gross-ups on executive perquisites (other than in limited circumstances involving spousal travel to business-events);

•	the Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of named executive officer compensation;

•	the Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;

•	the Compensation Committee uses a variety of analytical tools as part of its annual executive compensation review, including tally sheets, walk away analysis, as well as a review of internal pay equity (ratio of CEO to executive and non-executive pay);

•	our executives officers are subject to stock ownership requirements;

•	while we do not have a formal post-vesting holding requirement for equity awards granted to our executive officers, our named executive officers routinely hold shares acquired upon vesting of restricted stock for a significant period of time post-vesting — for example, over the past five years our named executive officers have held all shares acquired upon vesting of restricted stock;

•	executives and non-employee directors are prohibited from hedging their ownership of company stock;

•	the Compensation Committee reviews our compensation program to ensure that it does not incentivize excessive risk-taking;

•	we have a compensation recoupment (“clawback”) policy that applies to all employees, including our named executive officers;

•	we do not offer excessive severance arrangements;

•	our change in control severance plan is double trigger, meaning both a change in control and an involuntary/good reason termination of employment must occur; and

•	performance shares that vest solely upon the achievement of multi-year TSR results will be incorporated into our equity program commencing in 2011, with no dividends payable on unvested performance shares.

El Paso’s 2010 Performance.  El Paso had strong stock performance during 2010 in both absolute and relative terms, with a 40.4% TSR for the year, exceeding both the average annual TSR of the S&P 500 (15.1%) and our peer group (23.63%). This strong stock performance was triggered off of a successful year in 2010, during which we generated significant earnings in both our pipeline and exploration and production businesses and continued to focus on executing on our business plan, including delivering on our backlog of pipeline expansion projects and continuing to achieve operational success in our exploration and production business. During 2010, in our pipeline business, we placed approximately $1 billion of pipeline expansion projects into service, all on time and in total approximately $100 million under budget. We also continued to advance on the Ruby pipeline project, our largest pipeline expansion project, expected to go into service in July 2011. In our exploration and production business, we have continued executing our strategy, with increased production volumes and inventory growth, lower per unit cash operating costs, improved reserve metrics and increased oil and liquids based revenues. We have also expanded our 2011 and 2012 hedging programs designed to support our balance sheet and cash flows. The Compensation Committee considered these accomplishments, together with the satisfaction of our 2010 performance goals, in authorizing the payouts of cash incentives and equity awards for 2010 performance, as described below and in detail later in this CD&A.

Cash Incentives for 2010 Performance.  For 2010, payments under our annual incentive award program reflect our company’s performance and the achievement of our 2010 performance goals. As discussed further under the heading “Annual Cash Incentive Awards for 2010 Performance” beginning on page 43 of this proxy statement, we achieved our corporate financial goals for 2010, including our goals relating to earnings per share, EBITDA, return on total capital, and debt (net of cash). Specifically, after applying certain pre-approved adjustments described later in this discussion, earnings per share were $0.95, which was above the target goal of $0.83; EBITDA was $3,070 million, which was above the target goal of $2,960 million; return on total capital was 7.8%, which was above the target goal of 7.5%; and our outstanding debt (net of cash) was $13,549 million, which was approximately $551 million lower than the maximum target (with maximum target representing the lowest amount in the range of 2010 debt goals). After considering the results of our performance-goals, as well as the Company’s overall performance during 2010, the Compensation Committee approved above-target cash bonuses for our named executive officers.

Equity Grants for 2010 Performance.  We achieved our corporate financial goals for 2010 at above-target levels, and El Paso’s one-year TSR relative to its peer group of companies was in the top quartile (87th percentile). As discussed further under the heading “Long-Term Incentive Awards” on page 48 of this proxy statement, the grant of our annual restricted stock grants is contingent upon the collective achievement of our annual overall corporate financial goals and El Paso’s one-year relative TSR. Our above-target achievement of our corporate financial goals, together with our top quartile TSR performance resulted in restricted share grants to our named executive officers for 2010 performance at above target levels. Options are granted at target levels in accordance with our program design.

2011 Compensation Program Changes.  In December 2010, the Compensation Committee approved certain changes to our equity program commencing with the 2011 performance year to further link pay to performance. Commencing in 2011, the Compensation Committee has elected to incorporate performance shares into our equity program, the vesting of which will depend entirely upon El Paso’s multi-year relative TSR results. This change is being done to incentivize superior stock performance over an extended period and to further align the interests of our named executive officers with our shareholders. See “2011 Changes to Compensation Program” on page 50 of this proxy statement for additional information regarding this prospective change to our equity program including the transition during 2011 to performance shares.

II.	Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee

The Compensation Committee of the Board of Directors has primary responsibility for determining and approving, on an annual basis, the total compensation level of our CEO and other senior officers who are subject to Section 16(a) of the Exchange Act. The Compensation Committee receives information and advice from its compensation consultant as well as from our human resources department and management to assist in compensation determinations.

Compensation Consultant

The Compensation Committee has retained Deloitte as its independent compensation consultant. Deloitte advises the Compensation Committee on an ongoing basis with regard to the general competitive landscape and trends in compensation and executive and director compensation matters, including (i) competitive benchmarking, (ii) incentive plan design, (iii) performance metrics testing, (iv) peer group selection, (v) compensation risk-management, and (vi) updates on best-practices and trends in executive and director compensation. Deloitte attends meetings of the Compensation Committee and participates in the Committee’s executive sessions, as well. Deloitte is directly accountable to the Compensation Committee and the Committee reviews all fees paid to Deloitte for such compensation advice and ensures that Deloitte is providing independent advice that is not influenced by fees or revenues generated by the provision of non-executive compensation services. In addition, the Compensation Committee reviews, on an annual basis, Deloitte’s performance and provides Deloitte with direct feedback on its performance.

See “Compensation Consultant Payments” on page 15 of this proxy statement for additional information regarding the Compensation Committee’s engagement of Deloitte as its compensation consultant, as well as amounts paid to Deloitte and its affiliates during 2010 for executive compensation and non-executive compensation consulting services.

Role of Management and CEO in Determining Executive Compensation

While the Compensation Committee has the responsibility to approve and monitor all compensation for our named executive officers, we, as management, play an important role in determining executive compensation. At the Compensation Committee’s request, we recommend appropriate company-wide and business unit financial and non-financial performance goals. Under the direction of the Compensation Committee, we work with the compensation consultant to analyze competitive market data and to recommend base salary levels, annual incentive awards and long-term incentive awards for our executive officers. We also work with the Compensation Committee to establish the agenda and prepare meeting information for each Compensation Committee meeting. Our CEO likewise assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers.

III. Elements of Total Compensation

The table below summarizes the elements of our compensation program during 2010.

Compensation Element	Objective	Key Features
Base Salary	To provide a minimum, fixed level cash compensation	Reviewed annually with adjustments made based on individual performance, anticipated inflation, pay relative to market, and internal equity considerations

Performance-Based Annual Cash Incentive Awards	To motivate and reward executive officers’ contributions to achievement of pre-established financial and operational performance goals, as well as individual performance
Compensation Committee establishes annual cash incentive bonus opportunity for each named executive officer at beginning of year

Paid after year end once the Compensation Committee has determined company performance and each named executive officer’s performance relative to pre-established performance goals

Long-Term Equity Awards (stock options and performance-granted restricted stock)	To reward stock price appreciation and encourage retention To motivate and reward achievement of pre-established corporate financial goals and relative TSR, as well as individual performance	Target value is allocated approximately 50% in restricted stock and 50% in stock options

Stock options:

•   granted at target levels (not adjusted for corporate or individual performance)

•   value of stock options is realized upon option exercise only if stock price increases

Restricted stock:

•   performance-granted with target levels adjusted at time of grant for corporate, TSR and individual performance

•   amount granted is based on the achievement of pre-established performance goals: 50% on achievement of annual overall corporate financial goals and 50% on our relative TSR compared to our peer group of companies, and is adjusted for individual performance

•   designed to reward executives for achievement of performance goals, as well as to provide an incentive to create additional stockholder value Awards vest in three equal annual installments

Compensation Element	Objective	Key Features
Retirement Plans	To provide retirement savings in a tax-efficient manner To provide a fixed level of retirement income and encourage retention	Retirement benefits are provided under the following plans:

Retirement Savings Plan

•   401(k) plan covering all employees

•   company contributes an amount equal to 75% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation

Pension Plan

•   defined benefit plan covering all employees, which provides pension benefits under a cash balance formula

•   participants fully vest in pension benefits upon the earlier of completion of three years of service or attainment of age 65

Supplemental Benefits Plan

•   plan covering key management employees, including named executive officers

•   provides benefits in excess of amounts payable under the Retirement Savings Plan and Pension Plan due to tax code limitations

Health & Welfare Benefits	To provide reasonable health and welfare benefits to executives and their dependents and promote healthy living	Health and welfare benefits available to all employees, including medical, dental, vision and disability coverage

Named executive officers also participate in our Senior Executive Survivor Benefits Plan

Senior Executive Survivor Benefits Plan:

•   provides senior officers, including named executive officers, with survivor benefit coverage in lieu of the coverage provided generally to employees under our group life insurance plan in the event of a named executive officer’s death

•   amount of survivor benefit is 2 1/2X the executive officer’s annual salary

Compensation Element	Objective	Key Features
Severance
To provide a measure of financial security in the event an executive’s employment is terminated without cause

To encourage retention and ensure continued dedication by named executive officers in the event of a change in control
Severance benefits are provided under the following plans:

Severance Pay Plan:

•   severance plan available to all employees which provides benefits following an involuntary termination without cause

•   maximum payout is 1X annual salary

Key Executive Severance Protection Plan:

•   plan covering key executive personnel, including named executive officers, which provides for payment of severance benefits in the event of a participant’s involuntary termination of employment or termination for good reason within two years following a change in control

•   provides benefits only upon a double trigger event, meaning both a change in control and an involuntary/good reason termination of employment must occur

•   benefits include 3X annual salary + target bonus for CEO; 2X annual salary + target bonus for other named executive officers

Employee Stock Purchase Plan	To encourage stock ownership and align interests of executives with stockholders	Plan under which employees, including executive officers, can contribute up to $23,750 each year through payroll deduction to purchase El Paso stock at a 5% discount

Perquisites	Limited perquisites provided to assist executives in carrying out duties and increase productivity	Include financial planning assistance, limited accompaniment of family members with executives traveling for business purposes and subsidized annual physical examinations

IV.	Factors Considered When Determining Total Compensation

Competitive Benchmark Data — the Starting Point.  When making compensation decisions, we review the compensation paid to our CEO and other named executive officers relative to the compensation paid to similarly-situated executives at our peer companies. This practice is often referred to as “benchmarking.” We also utilize survey data representing the market of companies in which we compete for executive talent as an additional means of benchmarking. We believe benchmarks are helpful and provide an initial point of reference.

The Compensation Committee generally sets total compensation targets for our executives, including base salary, performance-based annual incentives, and long-term equity awards, near the market median of our peer comparables. However, because comparative data is just one of several analytic tools that are used in determining executive officer compensation, pay may vary from the median of comparative compensation based on various factors, including:

•	the level of achievement of our pre-established performance goals;

•	individual performance;

•	scope of job responsibilities;

•	competitive pressures for that position within the industry;

•	internal equity considerations; and

•	the executive’s industry experience and tenure.

In 2009, total annual compensation (base salary, annual cash incentive, and long-term incentive awards) for our named executive officers, excluding Mr. Sult who did not become a named executive officer until November 2009, fell at the 54th percentile when compared to peer group proxy data. In 2010, total annual compensation targets for our named executive officers fell at the 67th percentile when compared to peer group proxy data (based on the most recently available information disclosed in the peer companies’ 2010 proxy statements). The change in our market positioning between the two years is due, in part, to the removal of certain peer companies from our benchmarking group. Our peer group is described below.

El Paso’s Peer Group.  Each year, the Compensation Committee reviews El Paso’s peer group to ensure that the companies selected are appropriate. The peer group is used to review executive officer compensation and to compare TSR relative to our performance. As part of this process, in late 2009 the committee reevaluated our peer group in terms of market competitors, organization size, and industry. The Compensation Committee then reviewed the following financial measures to determine an appropriate peer group fit: market capitalization, enterprise value, total revenues and operating income. Based on this analysis, the Compensation Committee elected to make the following revisions to the peer group for use starting with the 2010 performance year to more closely align our peer group with companies that have comparable overall financial metrics as our company: the removal of Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corp., and EOG Resources, Inc., and the addition of Energen Corp. No other changes were made. The table below sets forth our 2010 peer group.

Anadarko Petroleum Corp.	National Fuel Gas Co.	Questar Corporation
CenterPoint Energy, Inc.	Newfield Exploration Co.	Sempra Energy
Dominion Resources, Inc.	NiSource, Inc.	Southern Union Co.
Enbridge Inc.	Noble Energy, Inc.	Spectra Energy Corp.
Energen Corp.	ONEOK, Inc.	TransCanada Corp.
EQT Corporation	Pioneer Natural Resources	Williams Companies

Internal Pay Equity.  We also believe that our executive compensation program must be internally consistent in order to motivate our employees as a whole to create stockholder value. We are committed to internal pay equity and our Compensation Committee monitors, on an annual basis, the relationship between the compensation of our named executive officers and the compensation of our non-managerial employees.

In May 2010, the Compensation Committee reviewed a comparison of CEO and other named executive officer pay (total compensation) to non-management employee pay for the period 1999 to 2009. The results showed a shrinking disparity in pay between our named executive officers and non-management employees on all elements of pay, including total compensation, from 1999 to 2009. The Compensation Committee also reviewed trends in pay equity from 2008 to 2009 and noted a 25 percent reduction in the disparity between average named executive officer to non-management total compensation during such time period. The review noted that the major contributing factor to the shrinking disparity between 2008 and 2009 pay was lower equity grants in 2009 at the named executive officer level (due, primarily, to our lower TSR performance relative to our peer group in 2009). The Compensation Committee will continue to periodically conduct these analyses to monitor and avoid any unjustified widening of compensation differentials.

Tally Sheets.  Annually, and prior to making compensation decisions, the Compensation Committee reviews tally sheets prepared for each of our named executive officers. The tally sheets quantify the elements of each named officer’s total compensation, including base salary, annual incentive bonus, and long-term equity grants, including both vested and unvested equity awards. The tally sheets also summarize the estimated total compensation that would be payable to the named executive officers in various termination scenarios. The Compensation Committee does not assign a weighting to tally sheets in the overall decision making process, but rather uses the tally sheets as a tool to view the overall impact of each element of compensation and to ensure our program design is not resulting in unintended outcomes.

In its most recent review of tally sheets in December 2010, which included estimated year-end 2010 compensation information, the Compensation Committee discovered no unintended consequences of the compensation program design. Consequently, no material changes were made or deemed necessary to the executive compensation program or the individual elements of our executive officers’ compensation as a result of this review.

See the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 64 of this proxy statement for the total amount of compensation and benefits each named executive officer could receive as a result of the various termination events.

Wealth Accumulation.  The Compensation Committee reviews annually all of the elements of total compensation paid to each named executive officer during the prior five-year period, including base salaries, annual cash incentive bonuses, the value of long-term incentive awards and any special payments made to an individual executive. The Compensation Committee also reviews the projected value of each named executive officer’s accumulated equity grants over the subsequent five-year period based upon various stock appreciation scenarios. This analysis is prepared to more effectively analyze not only the amount of compensation each named executive officer has accumulated to date, but also to better understand how current equity grants may affect future wealth accumulation. To date, the amount of the named executive officers’ past compensation has generally not been a significant factor in the Compensation Committee’s determinations.

Compensation Risk Assessment.  During 2010, the Compensation Committee requested Deloitte perform a risk assessment of our company’s incentive compensation arrangements. In its review, Deloitte noted that our compensation arrangements incorporate a significant amount of rigor, internal oversight and risk mitigating factors. Deloitte also found that our company’s culture and the design of the incentive compensation arrangements reduce the likelihood of participants taking excessive risks, manipulating financial results, or focusing on short-term results at the expense of long-term value creation. Based on the analysis performed, the Compensation Committee concluded that our compensation programs represent an appropriate balance of short-term and long-term compensation and that our incentive compensation programs do not encourage management to take unnecessary or excessive risks. See “Compensation Policies and Practices as they Relate to Risk Management” on page 70 of this proxy statement for additional detail regarding our compensation programs and risk.

V.	2010 Compensation Decisions

2010 Annual Base Salaries and 2010 Target Bonus Opportunities

After a two-year base salary freeze, the Compensation Committee elected to increase base salary levels for all of our named executive officers effective as of April 1, 2010. Salary increases were generally between 2%-3%, with the exception of Mr. Sult who received a more significant increase in recognition of his appointment as an executive vice president in March 2010. In each situation, the salary increases were made to align with market competitive levels. No adjustments were made to the named executive officers’ 2010 target bonus opportunities, with the exception of the change noted below for Mr. Sult, which the Compensation Committee believes continue to be appropriate and commensurate with the responsibilities of the respective executives. Mr. Sult’s bonus target increase was made in recognition of his increased responsibilities as our CFO, to position his bonus target competitive with market levels, and for internal consistency. These target bonus opportunities were derived in part from peer group and competitive survey benchmarking data and in part by the Compensation Committee’s judgment on the internal equity of the positions, scope of job responsibilities and the executives’ industry experience and tenure. The following tables set forth the base salaries and annual target bonus opportunities for the named executive officers.

Annual Base Salaries

		2010
	2009	Base Salary	2009-2010
	Base Salary	effective 4/1/10	Percentage
Name	($)	($)	Increase

Douglas L. Foshee	$1,050,000	$1,075,008	2.4%
John R. Sult	$408,012	$450,000	10.3%
Brent J. Smolik	$566,520	$580,008	2.4%
James C. Yardley	$515,016	$530,004	2.9%
D. Mark Leland	$519,756	$530,004	2.0%

Target Bonus Opportunities

	2009 Target	2010 Target
	Bonus	Bonus	2009-2010
	Opportunity	Opportunity	Percentage
Name	(% of salary)	(% of salary)	Increase

Douglas L. Foshee	120%	120%	0%
John R. Sult	50%	60%	20%
Brent J. Smolik	90%	90%	0%
James C. Yardley	75%	75%	0%
D. Mark Leland	60%	60%	0%

Annual Cash Incentive Awards for 2010 Performance

Performance Goals.  At the beginning of 2010, the Compensation Committee established a threshold, target and maximum annual cash incentive bonus level for each of the named executive officers (see the range of cash incentive bonuses as a percentage of base salary on page 46). The Compensation Committee also approved corporate and business unit financial and non-financial performance goals.

Our 2010 corporate financial goals, which are the primary goals used in determining the annual incentive bonuses for our named executive officers, are set forth below, including adjusted year-end results.

	2010 Goals
Corporate Financial Goals	Threshold	Target	Maximum	2010 Results	Weighting

Earnings Per Share	$0.71	$0.83	$1.03	$0.95	35%
EBITDA	$2,835 MM	$2,960 MM	$3,175 MM	$3,070 MM	35%
Return on Total Capital	7.1%	7.5%	8.2%	7.8%	15%
Debt (net of cash)	$15,100 MM	$14,500 MM	$14,100 MM	$13,549 MM	15%

The 2010 corporate financial goals and weightings are consistent with our 2009 goals. Earnings per share and EBITDA weighting of 35% reflected our organizational focus on profitability, execution, and efficiency. The ROTC weighting of 15% is consistent with our goal to be the top execution focused company in the energy industry, ultimately delivering superior returns to stockholders. The weighting of debt (net of cash) of 15% was set to ensure organizational focus of maintaining financial flexibility through cost efficiencies, successful financial and capital management in a year of significant capital investments. The corporate financial goals were set in alignment with our 2010 strategic plan. In making the determination of the threshold, target and maximum levels, the Compensation Committee considered the specific circumstances expected to be faced by our company and its business units in 2010. The threshold levels represent reasonably achievable goals, whereas the maximum levels represent a significant stretch and would require exceptional performance.

In addition, the Compensation Committee approved additional performance goals for our corporate shared services business unit and our pipeline and exploration and production business units. For corporate shared services, the 2010 financial goals included the corporate goals listed above, plus an additional goal relating to shared services costs. For our pipeline business unit, the 2010 financial goals were based on value creation, which is a measure of the cash value created in excess of the cost of invested capital, as well as execution on value added projects (“VAP Execution”), with particular focus on placing major capital projects in-service on time and on budget. For our exploration and production (“E&P”) business unit, the 2010 financial goals included EBITDA, cash costs, average daily production rates measured in million cubic feet of natural gas equivalent per day (“MMcfe/d”), capital savings, expense savings, present value ratio, reserve replacement cost and net risked year-to-year inventory growth. Non-financial goals, including pipeline integrity and safety goals, were also approved for the respective business units. While the Compensation Committee reviews these business-unit goals, such goals do not materially affect the incentive awards payable to our named executive officers, which awards are primarily weighted towards the achievement of our corporate financial goals, set forth above.

Weighting of Corporate and Business Unit Goals.  The annual cash incentive awards for our named executive officers are primarily weighted towards the achievement of our corporate financial goals, as set forth below.

Performance Weights for Named Executive Officers
Annual Incentive Awards

		Corporate
		Shared Services	Exploration &
Named Executive Officer	Corporate Goals	Goals	Production Goals	Pipeline Goals

Douglas L. Foshee	75%	25%
John R. Sult	75%	25%
Brent J. Smolik	75%		25%
James C. Yardley	75%			25%
D. Mark Leland	75%	25%

Annual Incentive Awards — Negative Discretion.  The Compensation Committee uses “negative discretion” in setting payouts under our annual incentive award program. For purposes of Section 162(m) of the Code, the annual incentives are payable at maximum to the extent any of the corporate or business unit financial or non-financial goals are achieved at threshold performance. The Compensation Committee then exercises its negative discretion to reduce the payout of incentive awards to reflect actual corporate, business unit and individual performance. By setting a high amount which can then be reduced, we believe our annual incentive payments qualify for full deductibility under Section 162(m). The Compensation Committee uses a similar “negative discretion” approach in determining the number of shares of restricted stock to be granted to our Section 162(m) covered executives, which grants are described later in this discussion. For further information on Section 162(m), see the description of “Regulatory Considerations” beginning on page 51 of this proxy statement.

After the 2010 financial results became available, the Compensation Committee determined the appropriate funding of the 2010 annual incentive bonus pool based on the achievement of the pre-established financial and non-financial performance goals for the year. The following table sets forth the percentage that the annual incentive bonus pool is funded based on the level of performance relative to the performance goals that were established for the year.

Funding of the
Annual Incentive Bonus Pool

Performance	Pool Funding

Maximum Goals Met	150%(1)
Target Goals Met	100%(2)
Threshold Goals Met	50%(3)
Threshold Not Met	0%

(1)	The maximum funding of the annual incentive bonus pool is 150% for performance at or above the maximum performance level.

(2)	For performance above target but below maximum, actual funding is between 100%-150%, as determined by the Compensation Committee.

(3)	For performance above threshold but below target, actual funding is between 50%-100%, as determined by the Compensation Committee.

Individual Performance Adjustment.  Accountability plays an important role in our compensation programs, and individual performance is an important factor in determining annual incentives. In addition, individual performance goals support our vision of being the place to work, the neighbor to have, and the company to own. Each year, our named executive officers receive an individual performance rating based on an evaluation of the executive officer’s individual contribution and performance against his or her individual performance goals for the year and determined through our performance management program. Individual performance goals for 2010 included living our core values of stewardship, integrity, safety, accountability, and excellence, financing our 2010 capital plan, strengthening the company’s liquidity position, executing on the construction of our backlog of pipeline projects and placing pipeline growth projects in service on time and on budget, improving our exploration and production cost structure and delivering significant reserve growth with increased oil exposure, increasing our inventory of low-risk, repeatable drilling operations, pursuing midstream opportunities compatible with our business units, reducing costs, improving our execution capability, continuing to grow our master limited partnership, leadership training and development initiatives and supporting volunteer efforts in the communities in which we work. Based on the individual performance rating, an individual performance factor ranging between 0% and 150%, as approved by the Compensation Committee, is assigned to each executive. The Compensation Committee then uses the individual performance factor (ranging from 0%-150%) to adjust the executive’s actual annual cash incentive award.

The maximum bonus opportunity under the annual incentive program is 225% of the target bonus, which is calculated by taking 150% of the maximum annual incentive bonus based on financial results times 150% of the maximum individual performance adjustment factor. The range of annual cash incentive bonuses is illustrated as a percentage of base salary for each named executive officer in the following table. The actual percentage of cash incentive bonuses could be at any level between the minimum and maximum percentages (0%-225%) based on company and individual performance.

Range of Cash Incentive Bonuses as a Percentage of Base Salary for 2010

	Minimum
	Threshold
	Not Met	Threshold	Target	Maximum

Douglas L. Foshee	0%	60%	120%	270%
John R. Sult	0%	30%	60%	135%
Brent J. Smolik	0%	45%	90%	202.50%
James C. Yardley	0%	37.50%	75%	168.75%
D. Mark Leland	0%	30%	60%	135%

The potential range of values of the annual cash incentive awards for 2010 performance for each of the named executive officers is reflected in the Grants of Plan-Based Awards table in the “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” column on page 56 of this proxy statement.

El Paso Performance.  In February 2011, the Compensation Committee reviewed the actual performance of our company and its business units relative to the corporate and business unit performance goals that were established for the year. In reviewing our performance relative to the corporate financial goals, the Compensation Committee excluded the impacts of certain items under pre-approved adjustment categories, including: commodity price fluctuations in the E&P business unit, which resulted in an unfavorable adjustment to EBITDA and outstanding debt (net of cash), costs related to debt repurchases, unbudgeted gains on asset sales activity, including the sale of our pipeline assets in Mexico and the sale of a 50 percent interest in our Altamont processing assets in connection with the formation of our new midstream joint venture, and actions taken to resolve legacy issues. The Compensation Committee determined that these items were not related to the ongoing operation of El Paso in a manner consistent with the way the performance goals and ranges were set for compensation-related purposes and collectively these adjustments reduced the actual year end results used in calculating annual incentives. Based on these adjustments, the Compensation Committee determined that El Paso achieved the following adjusted results:

•	earnings per share of $0.95, which is above the target goal of $0.83,

•	EBITDA of $3,070 million, which is above the target goal of $2,960 million,

•	return on total capital of 7.8%, which is above the target percentage of 7.5%, and

•	outstanding debt (net of cash) of $13,549 million, which was approximately $551 million lower than the maximum target (with the maximum target representing the lowest amount in the range of 2010 debt goals), which collectively resulted in a corporate achievement level of 130%. The Compensation Committee elected, however, to use its negative discretion to reduce the corporate achievement level by an additional 5% based on the overall safety performance of our pipeline and E&P business units. Although these safety goals were not part of the corporate financial goals, the Compensation Committee and management felt it appropriate that the achievement level be reduced to reflect safety performance. Based on the achievement of the performance goals and after considering these qualitative factors, the Compensation Committee approved a corporate funding level of 125% for cash incentive awards.

The Compensation Committee reached this determination by assigning each corporate financial goal an achievement percentage (from 0%-150%), in accordance with the Funding of the Annual Incentive Pool chart set forth on page 45 of this proxy statement. The Compensation Committee then combined the achievement of each of the corporate financial goals into a single weighted average corporate achievement level based on the weightings of the designated goals, as set forth on page 44 of this proxy statement. The Compensation Committee then reduced the corporate achievement level by 5% to reflect the overall safety performance of our pipeline and E&P business units. This collectively resulted in the approval by the Compensation Committee of the corporate funding level set forth above.

In addition, the Compensation Committee determined that our corporate shared services, pipeline, and E&P business units each achieved their respective financial goals and many of their non-financial goals (with funding levels of 125%, 100% and 130%, respectively). The funding levels for our pipeline and E&P business units likewise reflect a 5% reduction relating to safety performance.

Individual Performance.  In February 2011, the Compensation Committee also reviewed the individual performance of each of our named executive officers, as noted below, and based on such review, assigned each executive an individual performance factor.

Chief Executive Officer

Douglas L. Foshee.  As Chairman, President and CEO, Mr. Foshee led El Paso to a successful year in which we generated significant earnings in our pipeline and E&P business units, as well as a 40% annual total shareholder return, significantly exceeding the total shareholder return of the S&P 500 and placing us in the top quartile of our peers. Under Mr. Foshee’s leadership, our pipeline business unit made significant progress in completing its original $8 billion expansion backlog and our E&P business unit had a strong year, with increased production and inventory growth, lower cash operating costs and improved reserve metrics. In addition, Mr. Foshee’s communication skills and motivational efforts were instrumental in our continued efforts to become the top execution-focused company in energy.

Other Named Executive Officers

John R. Sult.  Mr. Sult’s leadership as CFO was critical in strengthening the company’s liquidity position and completing a $1.5 billion project financing on our Ruby pipeline expansion project. In addition, Mr. Sult was instrumental in the continued strong performance and growth of our master limited partnership, El Paso Pipeline Partners, L.P. (“EPB”), including spearheading the acquisition by EPB during 2010 of Southern LNG Company, L.L.C., Elba Express Company, L.L.C., as well as an additional 35 percent interest in Southern Natural Gas Company.

Brent J. Smolik.  Mr. Smolik led our E&P business unit to another year of high-end performance in the face of significant headwinds, including challenging natural gas prices and cost increases from service providers. Under his leadership, our E&P business unit successfully managed its capital program, replicated our Haynesville Shale success in the Eagle Ford Shale, acquired 123,000 net acres in the Wolfcamp Shale, and ended the year with a larger, more repeatable, and more valuable inventory with increased oil/gas optionality.

James C. Yardley.  Under Mr. Yardley’s leadership, our pipeline business unit made significant progress on our backlog of remaining expansion projects, completing five expansions on time and approximately $100 million under budget, and making significant progress on the Ruby pipeline project, including receiving final approval from the Federal Energy Regulatory Commission. Mr. Yardley also led efforts in both the field and office to further improve service and do so efficiently.

D. Mark Leland.  As president of our newly formed midstream business unit, Mr. Leland led strategic efforts to pursue midstream opportunities compatible with our pipeline and/or E&P business units. In particular, Mr. Leland’s leadership was critical in the creation of our newly-formed midstream joint venture, which closed in December 2010, and under which we and our partner expect to each invest up to approximately $500 million in future midstream projects.

2010 Annual Incentives.  Based on the policies described above, the Compensation Committee approved annual incentive bonuses for our named executive officers. The amount was calculated by starting with the maximum bonus amount payable for Section 162(m) purposes, which was then reduced to reflect the following formula:

target bonus X corporate/business unit funding percentage X individual performance factor = annual incentive award

The following table sets forth each named executive officer’s annual cash incentive for 2010 performance.

Annual Cash Incentives
for 2010 Performance

Actual
Incentive Award (1)

Douglas L. Foshee	$2,100,000
John R. Sult	$500,000
Brent J. Smolik	$1,000,000
James C. Yardley	$500,000
D. Mark Leland	$500,000

(1)	Cash incentive awards for 2010 performance were paid in March 2011.

Long-Term Incentive Awards

We use our stockholder approved 2005 Omnibus Incentive Compensation Plan, or omnibus plan, for long-term incentive awards. Under the omnibus plan, the Compensation Committee is the plan administrator with respect to employees subject to Section 162(m) and Section 16 of the Exchange Act, which includes our named executive officers. The Compensation Committee determines the timing of when the annual grants of restricted stock and stock options to such executives will occur as well as the terms and restrictions applicable to such grants.

The Compensation Committee approves the annual grant to our executive officers after the financial results are available for the prior fiscal year and selects a future grant date (usually several weeks subsequent to the Compensation Committee’s action) when the awards will be granted. The Compensation Committee’s standard practice is to select the first trading day of the quarter following the filing of the Annual Report on Form 10-K as the grant date for long-term incentive awards, which historically has been the first trading day of April. Stock options are granted with an exercise price based upon the average between the high and low selling prices at which our common stock traded on the grant date.

As described earlier, annual long-term incentives are comprised of an approximate 50/50 combination of stock options and restricted stock. Options are granted at target levels and are not adjusted for company or individual performance. This practice ensures a base level of equity awards with long-term focus. Restricted stock awards are performance-granted and are adjusted at the time of grant for both company and individual performance, as described below. The target equity opportunities for the 2009 performance year and for the 2010 performance year, including both the option and restricted stock components are included below. These target long-term equity opportunities were derived from peer group and competitive survey benchmarking data and from the Compensation Committee’s judgment on the internal equity of the positions and scope of job responsibilities. As noted below, no adjustments were made to targets for the 2010 performance year.

Target Long-Term Equity Opportunities

		2010
	2009 Performance	Performance Year	2009-2010
	Year Target Equity	Target Equity	Percentage
Name	Opportunity (1)	Opportunity (1)	Increase

Douglas L. Foshee	$4,350,000	$4,350,000	0%
John R. Sult	$1,250,000	$1,250,000	0%
Brent J. Smolik	$1,250,000	$1,250,000	0%
James C. Yardley	$1,250,000	$1,250,000	0%
D. Mark Leland	$1,250,000	$1,250,000	0%

(1)	We use a Black-Scholes valuation to convert the dollar value of the grant into options, and we use a ten day average of the closing sales price of our stock in advance of the Compensation Committee meeting in which the awards are approved, which meeting is set pursuant to a pre-established corporate calendar, to convert the dollar value of the grant into restricted stock.

Our restricted stock awards are performance-granted and will only be granted to the extent we satisfy specific performance goals. Once granted, the shares time vest over three years. The performance goals approved by the Compensation Committee for purposes of determining the number of restricted stock awards granted to our named executive officers include (i) our annual corporate financial goals (weighted at 50%) and (ii) El Paso’s one-year relative TSR compared to its peer group of companies (weighted at 50%). The Compensation Committee believes these performance goals are appropriate for purposes of determining the amount of restricted stock granted to our named executive officers because they strike an appropriate balance of internal (corporate financial goals) and external (TSR) performance.

The portion of the restricted stock pool that is funded based on El Paso’s TSR compared to its peer group of companies is determined as follows:

Funding of Restricted Stock
Based on Total Shareholder Return

Total Shareholder Return	Equity Pool Funding (% of target)

1st Quartile (75th to 100th percentile)	Funded at 150%
2nd Quartile (50th to 74th percentile)	Funded from 100% to 150% based on actual TSR results
3rd & 4th Quartile (0 to 49th percentile)	Funded from 0% to 100%(1)

(1)	If our TSR is below the 50th percentile (i.e., third or fourth quartile), at least one of the pre-established corporate or business unit financial or non-financial performance goals must be achieved before any restricted stock grants will be awarded.

The funding percentage based on TSR results is then averaged with the corporate funding percentage approved by the Compensation Committee relating to the achievement of our annual corporate financial goals to determine the appropriate funding percentage for restricted stock awards. The Compensation Committee then applies the individual performance factors described on page 44 as an adjustment performance factor to determine the executive officer’s actual restricted stock award.

Annual Grant based on 2009 Performance

In February 2010, the Compensation Committee approved the 2010 annual grant of long-term incentive awards in the form of restricted stock and stock options based on 2009 performance. These long-term incentive awards were granted to the named executive officers on April 1, 2010 and are discussed in greater detail in our 2010 proxy statement. During 2009, we achieved above-target performance of our overall corporate financial performance goals, resulting in the funding of one-half of the restricted stock equity pool at 140%. However, during 2009, El Paso’s TSR relative to our peer group of companies was in the 3rd quartile (27th percentile), and due to this lower quartile performance, the Compensation Committee determined that the funding of one-half of the restricted stock pool based on TSR results should only be at 27%. Accordingly, the restricted stock grants that were granted to the named executive officers in April 2010 were funded at 83.5% of overall target (50% × [140% based on corporate financial performance + 27% based on TSR performance] = 83.5%) and were adjusted for individual performance. Stock options were granted at target and were not adjusted for corporate or individual performance. The restricted stock and stock options vest in three equal annual installments beginning one year from the date of grant.

The number of shares and grant date fair value of the restricted stock and stock options awarded in April 2010 to each named executive officer is reflected in the “Grants of Plan-Based Awards” table on pages 56 and 57 of this proxy statement.

Annual Grant based on 2010 Performance

In February 2011, the Compensation Committee approved the 2011 annual grant of long-term incentive awards in the form of restricted stock and stock options based on 2010 performance. These long-term incentive awards are expected to be granted to the named executive officers on April 1, 2011. During 2010, we achieved above-target performance of our overall corporate financial performance goals, resulting in the funding of one-half of the restricted stock pool at 125%. In addition, during 2010 El Paso’s TSR relative to our peer group of companies was in the top quartile (87th percentile), resulting in the funding of one-half of the restricted stock portion of the equity pool at 150%. Accordingly, restricted stock grants that will occur in April 2011 based upon 2010 performance will be funded at 137.5% of overall target (50% × [125% based on corporate financial performance + 150% based on TSR performance] = 137.5%), with the value of each named executive officer’s individual grant adjusted for individual performance, as described above. Stock options will be granted at target and will not be adjusted for corporate or individual performance. The restricted stock and stock options will vest in three equal annual installments beginning one year from the date of grant.

The number of shares of restricted stock and stock options that will be awarded in April 2011 to each named executive officer based on 2010 performance are set forth in the table below and will be reported in next year’s Grants of Plan-Based Awards table in accordance with SEC reporting requirements.

Annual Grant of
Long-Term Incentive Awards
Based on 2010 Performance

	Stock Options	Restricted Stock
Name	(#)	(#)

Douglas L. Foshee	377,604	216,413
John R. Sult	108,507	46,399
Brent J. Smolik	108,507	66,828
James C. Yardley	108,507	60,249
D. Mark Leland	108,507	63,712

VI.	2011 Changes to Compensation Program

During 2010, the Compensation Committee reviewed our compensation program design with an emphasis on ensuring that our long-term incentives are directly tied to long-term performance and the creation of stockholder value. As part of this review, the Compensation Committee considered incorporating into our equity program multi-year performance measures as well as performance-based vesting. Based on this review and with input from Deloitte and management, in December 2010 the Compensation Committee approved certain prospective changes to our equity program that will commence with the 2011 performance year. Specifically, the Compensation Committee intends to incorporate performance shares into our equity program, along with traditional stock options and time-vested restricted stock. The performance shares will vest solely on the basis of El Paso’s multi-year relative TSR results, will be settled in stock, and no dividends will be paid on unvested performance shares. With 2011 as a transition year, the performance share grant will utilize two performance periods, with half of the target grant vesting on El Paso’s TSR results over a two year period (2011-2012), and half on TSR results over a three year period (2011-2013). For grants in 2012 and beyond, the performance shares will vest entirely on three-year relative TSR performance. Vesting will occur in accordance with the following schedule, with the vesting percentage interpolated for TSR results between the 25th and 50th percentile and the 50th and 75th percentile.

El Paso TSR Results	Vesting

<25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile and above	200%

The committee believes the addition of performance shares to our equity program is appropriate to ensure that our compensation program is aligned with best practices in compensation and governance, to incentivize superior stock performance over a multi-year period and to further align the interests of our named executive officers with our stockholders.

In contrast to our current equity program which is comprised of an approximate 50/50 combination of stock options and performance-granted restricted stock, our new equity program will be comprised of an approximate 30/30/40 split among options, restricted stock and performance shares, respectively. As indicated above, these changes to our equity program will commence in 2011.

VII.  Other Compensation and Tax Matters

Regulatory Considerations

Section 162(m) imposes a limit of $1,000,000 on the amount that we may deduct for federal income tax purposes in any one year for compensation paid to our CEO and any of our three other highest-paid named executive officers, other than our CFO, who are employed as of the end of the year. However, to the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. Our executive compensation plans, including our omnibus plan, are structured so that awards such as cash incentive awards, stock options and restricted stock may qualify as deductible performance-based compensation. While the Compensation Committee strives to make awards under our plans that are intended to qualify as performance-based compensation under Section 162(m), it is possible under certain circumstances that some portion of the compensation paid to our executive officers will not meet the standards of deductibility under Section 162(m). The Compensation Committee reserves the right to award compensation which does not qualify as performance-based under Section 162(m) if it determines that such awards are necessary to provide a competitive compensation package to attract and retain qualified executive talent. The annual cash incentive awards, stock options and performance-based restricted stock that were granted to the named executive officers during 2010 were intended to be performance-based within the meaning of Section 162(m).

Stock Ownership

Our Corporate Governance Guidelines impose stock ownership requirements on our executive officers. These stock ownership requirements are designed to emphasize stock ownership by our executive officers and to further align their interests with our stockholders. These requirements are as follows:

Position	Minimum Aggregate Value

Chief Executive Officer	5 X base salary
Other Executive Officers	2 X base salary

Each executive officer is required to meet the ownership threshold within five years of election as an executive officer. As of December 31, 2010, each of our named executive officers’ ownership in our common stock exceeded the required ownership thresholds and did so in the requisite time frames. See page 10 of this proxy statement for further information regarding the stock ownership requirements for our executive officers.

Margin Trading Prohibition

We have a policy prohibiting executives from hedging their ownership of company stock. Under the policy, executive officers are prohibited from holding El Paso securities in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the El Paso securities without the executive’s consent or knowledge. This prohibition also applies to our non-employee directors.

Compensation Recovery

We adopted a clawback policy in 2005 in connection with the adoption of our omnibus plan. Under our omnibus plan, which provides for grants of annual cash incentive awards and long-term incentive awards, if it is determined that a participant in the plan knowingly engaged in, or was grossly negligent with respect to, misconduct that causes us to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the participant is required to reimburse us the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing, whichever first occurred, of the financial document that is required to be restated.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, imposes a number of new executive compensation related requirements on public companies, including a requirement to adopt a clawback policy in conformance with the act (the “Dodd-Frank Clawback”). The SEC is currently in the process of preparing regulations on the Dodd-Frank Clawback, and once such regulations are finalized, we will comply accordingly. The implementation of the Dodd-Frank Clawback may require us to amend or modify our current clawback policy.

COMPENSATION COMMITTEE REPORT

Each member of the Compensation Committee is “independent,” as that term is defined under (a) the NYSE listing standards, (b) the non-employee director standards of Rule 16b-3 of the Exchange Act, as amended, (c) the outside director requirements of Section 162(m) of the Code and (d) El Paso’s Corporate Governance Guidelines. The Compensation Committee currently consists of Messrs. Shapiro, Hix and Vagt and Ms. McClean.

Compensation Committee Statement

We have prepared this Compensation Committee Report as required by the Securities and Exchange Commission. We have reviewed and discussed with El Paso’s management the Compensation Discussion and Analysis included in this proxy statement, and based on that review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Current Members of the Compensation Committee of the Board of Directors

Steven J. Shapiro	Thomas R. Hix	Ferrell P. McClean	Robert F. Vagt
(Chairman)	(Member)	(Member)	(Member)

Summary Compensation Table

The following table and the narrative text that follows it provide a summary of the compensation earned or paid to our named executive officers according to applicable SEC regulations. The compensation reflected for each individual was for their services provided in all capacities to us and our subsidiaries.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (1)	($) (2)	($) (3) (4)	($) (5)	($)

Douglas L. Foshee	2010	$1,068,756	$0	$2,489,145	$2,320,752	$2,100,000	$277,670	$197,311	$8,453,634
Chairman, President &	2009	$1,050,000	$0	$1,441,998	$1,748,180	$1,800,000	$191,521	$75,203	$6,306,902
Chief Executive Officer	2008	$1,037,502	$0	$2,323,916	$2,164,560	$593,220	$139,878	$118,212	$6,377,288
John R. Sult	2010	$441,253	$0	$401,476	$400,128	$500,000	$62,373	$33,356	$1,838,586
Executive Vice President &	2009	$345,675	$0	$158,508	$162,762	$300,000	$46,755	$26,270	$1,039,970
Chief Financial Officer
Brent J. Smolik	2010	$576,636	$0	$722,650	$666,883	$1,000,000	$118,356	$72,049	$3,156,574
Executive Vice President &	2009	$566,520	$0	$385,023	$502,351	$1,000,000	$57,136	$34,724	$2,545,754
President of Exploration &	2008	$562,392	$0	$667,799	$622,000	$172,500	$46,011	$26,950	$2,097,652
Production
James C. Yardley	2010	$526,257	$0	$508,534	$666,883	$500,000	$340,436	$58,817	$2,600,927
Executive Vice President,	2009	$515,016	$0	$490,443	$502,351	$500,000	$487,692	$34,279	$2,529,781
Pipeline Group	2008	$511,263	$0	$607,076	$622,000	$195,000	$57,869	$48,395	$2,041,603
D. Mark Leland	2010	$527,442	$0	$615,592	$666,883	$500,000	$135,307	$57,235	$2,502,459
Executive Vice President &	2009	$519,756	$0	$405,877	$502,351	$500,000	$134,549	$31,829	$2,094,362
President of Midstream	2008	$519,756	$0	$728,505	$622,000	$162,000	$13,116	$43,905	$2,089,282

(1)	Amounts in this column reflect the aggregate grant date fair value of stock awards or option awards, as applicable, granted to each named executive officer under the Company’s 2005 Omnibus Incentive Compensation Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). The grant date fair value used to calculate these amounts is the same as that used for our stock-based compensation disclosure in Note 15 to our financial statements included in our 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(2)	The amount in this column for 2010 reflects each named executive officer’s annual cash incentive bonus earned for 2010 performance. Annual cash incentive bonuses are performance-based and driven by company and individual performance. Amounts for 2010 were paid to the named executive officers in March 2011. See the discussion under “Annual Cash Incentive Awards for 2010 Performance” in the Compensation Discussion and Analysis for additional information.

(3)	The amount in this column for 2010 reflects the annual change in the actuarial present value of each named executive officer’s accumulated pension and supplemental pension benefits. The change in pension value is generally equal to the difference between the actuarial present value at the end of the year and the beginning of the year. The annual change in the actuarial present value of Messrs. Foshee’s, Sult’s, Smolik’s, Yardley’s and Leland’s accumulated pension and supplemental pension benefits for 2010 is $272,796, $61,847, $117,938, $339,095 and $133,855, respectively.

(4)	The amount in this column for 2010 also reflects above-market interest credited to the named executive officers’ supplemental Retirement Savings Plan account balances. During 2010, interest was credited to the balance of each executive officer’s supplemental Retirement Savings Plan account balance on a monthly basis at a rate equal to the average of Moody’s Seasoned Aaa Corporate Bond Rate and Moody’s Seasoned Baa Corporate Bond Rate, as published by Moody’s Investors Services, Inc. It was determined that the rate of interest exceeded 120% of the applicable federal long-term rate for each month during 2010. The total amount of the above-market interest credited to Messrs. Foshee’s, Sult’s, Smolik’s, Yardley’s and Leland’s supplemental Retirement Savings Plan account balance during 2010 was $4,874, $526, $418, $1,341 and

$1,452, respectively. See the Nonqualified Deferred Compensation table and narrative description on pages 63 and 64 of this proxy statement for a description of the named executive officer’s supplemental Retirement Savings Plan benefits.

(5)	The compensation reflected in the “All Other Compensation” column for 2010 for each of the named executive officers includes company matching contributions to our Retirement Savings Plan, supplemental company matching contributions for the Retirement Savings Plan accrued under our 2005 Supplemental Benefits Plan, the incremental cost to El Paso of personal use of aircraft, annual executive physicals, financial planning assistance and limited tax reimbursements, which are listed in the table immediately below.

All Other Compensation included in the Summary Compensation Table for 2010

	Company	Supplemental
	Matching	Company Matching
	Contributions	Contributions
	to the	under the	Personal	Annual
	Retirement	2005 Supplemental	Use of	Executive	Financial	Tax
	Savings Plan	Benefits Plan	Aircraft	Physicals	Planning	Reimbursements	Total
Name	($)	($) (A)	($) (B)	($) (C)	($) (D)	($) (E)	($)

Douglas L. Foshee	$11,025	$118,069	$53,984	$2,767	$10,000	$1,466	$197,311
John R. Sult	$11,025	$22,331	$0	$0	$0	$0	$33,356
Brent J. Smolik	$11,025	$59,924	$0	$1,100	$0	$0	$72,049
James C. Yardley	$11,025	$35,157	$993	$1,285	$10,000	$357	$58,817
D. Mark Leland	$11,025	$35,210	$0	$1,000	$10,000	$0	$57,235

(A)	The compensation reflected in this column for each of the named executive officers for 2010 includes supplemental company matching contributions for the Retirement Savings Plan which were accrued under the 2005 Supplemental Benefits Plan. Supplemental company matching contributions accrued under the 2005 Supplemental Benefits Plan are also disclosed as registrant contributions in the “Nonqualified Deferred Compensation” table on page 63 of this proxy statement.

(B)	The amount shown in this column for Mr. Foshee for 2010 reflects the incremental cost to El Paso for occasional personal use of private aircraft leased by El Paso, including certain occasions when his spouse or professional guests accompanied him on business-related flights. The amount shown for Mr. Yardley reflects an occasion when his spouse accompanied him on a business-related flight using a commercial carrier. When the executive officer’s use of leased aircraft does not meet the IRS’s standard for business use, but nevertheless is determined by the company to be business-related, the cost of that travel is imputed as income to the executive officer and a gross-up payment for taxes is provided. No tax gross-ups are made for flights that are not business-related. Any tax reimbursements with respect to the imputed income for business-related travel are reflected in the “Tax Reimbursements” column of this table.

(C)	The amounts in this column for 2010 reflect the cost to El Paso for executive officer annual physicals.

(D)	The amounts in this column for 2010 reflect the cost to El Paso for financial and tax planning assistance provided to the executive officers. This amount is imputed as income and no tax-gross up is provided. Messrs. Sult and Smolik elected not to receive the financial planning services during 2010.

(E)	The amounts in this column for 2010 reflect tax reimbursements associated with imputed income for occasions when the executive’s spouse accompanied him on a business-related flight.

Grants of Plan-Based Awards Table

The following table sets forth the range of potential annual cash incentive bonuses for 2010 performance as a dollar amount for each of the named executive officers. The table also sets forth the number of shares of restricted stock and the number of securities underlying stock options awarded during 2010 to the named executive officers. In satisfaction of applicable SEC regulations, the table further sets forth the date of grant for each restricted stock and stock option award and the date on which the Compensation Committee took action to approve the grant of such award. The table also sets forth the per-share exercise price of the stock options granted during 2010, the closing market price of our common stock on the date of grant of stock options, and the grant date fair market value of the restricted stock and stock options awarded during 2010. The restricted stock and stock options in this table were granted under our 2005 Omnibus Incentive Compensation Plan, which provides that the average between the high and low selling prices at which our common stock traded on the date of grant is used as the exercise price (or strike price) for stock options.

Grants of Plan-Based Awards
During the Year Ended December 31, 2010

							All Other	All Other			Grant Date
							Stock	Option			Fair
			Estimated Possible Payouts				Awards:	Awards:	Exercise	Closing	Value
			Under Non-Equity Incentive				Number of	Number of	or Base	Market Price	of Stock
		Date of	Plan Awards (1)				Shares of	Securities	Price	of Underlying	and
		Compensation	Threshold				Stock or	Underlying	of Option	Securities on	Option
	Grant	Committee	Not Met	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Date	Action	($)	($)	($)	($) (2)	(#) (3)	(#) (4)	($/Sh) (5)	($/Sh) (6)	($) (7)

Douglas L. Foshee
Short-Term Incentive	N/A	N/A	$0	$645,005	$1,290,010	$2,902,522
Stock Options	4/1/2010	2/23/2010						511,765	$11.07	$11.18	$2,320,752
Restricted Stock	4/1/2010	2/23/2010					224,855				$2,489,145
John R. Sult
Short-Term Incentive	N/A	N/A	$0	$135,000	$270,000	$607,500
Stock Options	4/1/2010	2/23/2010						88,235	$11.07	$11.18	$400,128
Restrictive Stock	4/1/2010	2/23/2010					36,267				$401,476
Brent J. Smolik
Short-Term Incentive	N/A	N/A	$0	$261,004	$522,007	$1,174,516
Stock Options	4/1/2010	2/23/2010						147,059	$11.07	$11.18	$666,883
Restricted Stock	4/1/2010	2/23/2010					65,280				$722,650
James C. Yardley
Short-Term Incentive	N/A	N/A	$0	$198,752	$397,503	$894,382
Stock Options	4/1/2010	2/23/2010						147,059	$11.07	$11.18	$666,883
Restricted Stock	4/1/2010	2/23/2010					45,938				$508,534
D. Mark Leland
Short-Term Incentive	N/A	N/A	$0	$159,001	$318,002	$715,505
Stock Options	4/1/2010	2/23/2010						147,059	$11.07	$11.18	$666,883
Restricted Stock	4/1/2010	2/23/2010					55,609				$615,592

(1)	These columns show the potential value of the payout of the annual cash incentive bonuses for 2010 performance for each named executive officer if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid for 2010 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	The values in this column reflect that the maximum amount of annual cash incentive bonuses for Messrs. Foshee, Sult, Smolik, Yardley and Leland for 2010 performance was capped at 2.25 times the executive officer’s target bonus opportunity for the year.

(3)	This column shows the number of shares of restricted stock granted in 2010 to the named executive officers. The shares vest in three equal annual installments beginning one year from the date of grant.

(4)	This column shows the number of stock options granted in 2010 to the named executive officers. The stock options vest in three equal annual installments beginning one year from the date of grant.

(5)	This column shows the exercise price for the stock options granted during 2010, which was the average between the high and low selling prices at which our common stock traded on the date of grant.

(6)	This column shows the closing market price of a share of our common stock on the date of grant of the stock options.

(7)	This column shows the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718 and the grant date fair value of stock options computed in accordance with FASB ASC Topic 718 granted to the named executive officers during 2010. Generally, the grant date fair value is the amount expensed in our financial statements over the vesting schedule of the restricted stock and stock options.

The following is a description of material factors necessary to understand the information regarding the stock awards and option awards reflected in the Grants of Plan-Based Awards table. The awards reflected in the Grants of Plan-Based Awards table are shares of restricted stock and non-qualified stock options to purchase shares of our common stock which were approved by the Compensation Committee and granted to the named executive officers on April 1, 2010. The equity awards were granted under our 2005 Omnibus Incentive Compensation Plan. The stock options and restricted stock awards approved on February 23, 2010 and granted on April 1, 2010 were made as part of our 2010 annual grant of long-term incentive awards based on 2009 performance. See “Annual Grant based on 2009 Performance” on page 49 of this proxy statement for additional information on these grants. The grant date fair value per share for the restricted stock awards granted on April 1, 2010 was $11.07. The grant date fair value per option for the stock options granted on April 1, 2010 was $4.53, computed using a Black-Scholes option-pricing model based on several assumptions. These assumptions are based on management’s best estimate at the time of grant and are listed below, as follows:

Grant Date
04/01/2010

Expected Term in Years	6.0
Expected Volatility	40%
Expected Dividends	0.5%
Risk-Free Interest Rate	2.95%

Restricted stock carries voting and dividend rights.  Dividends are paid on restricted stock directly to the holder of the restricted stock and at the same rate as other holders of our common stock. Dividends are not paid on unexercised stock options. The amount of dividends received during 2010 on shares of unvested restricted stock granted to the named executive officers is factored into the grant date fair value per share and is not required to be included in the Summary Compensation Table or Grants of Plan-Based Awards table but is reflected in the table below.

Dividends Received
during 2010 on
Restricted Stock
Name	($)

Douglas L. Foshee	$16,702
John R. Sult	$2,061
Brent J. Smolik	$4,627
James C. Yardley	$4,864
D. Mark Leland	$4,783

Restricted shares are subject to forfeiture in the event of a termination of employment. The restrictions will lapse on any unvested shares of restricted stock and any unvested stock options become fully exercisable in the event of an executive’s termination of employment without cause or by the executive for “good reason,” if applicable, within two years following a “change in control” of El Paso. The total value of restricted stock can be realized only if the executives remain employed by El Paso for the required vesting period. Stock options generally expire ten years from the date of grant. However, stock options are subject to forfeiture and/or time limitations on exercise in the event of a termination of employment.

Employment Agreements

As indicated in the Compensation Discussion and Analysis, we do not have employment agreements with our named executive officers.

Outstanding Equity Awards Table

The following table sets forth, on an award-by-award basis, the number of securities underlying unexercised stock options and the total number and aggregate market value of shares of unvested restricted stock held by the named executive officers as of December 31, 2010. The table also provides the exercise price and date of expiration of each unexercised stock option.

Outstanding Equity Awards
at December 31, 2010

						Stock Awards
						Number of		Market Value
	Option Awards					Shares or		of Shares or
	Number of Securities					Units of		Units of
	Underlying Unexercised			Option		Stock That		Stock That
	Options at Fiscal Year-End			Exercise	Option	Have Not		Have Not
	(#)			Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($) (1)	Date	(#)		($) (2)

Douglas L. Foshee	1,000,000	0		$7.345	9/02/2013	46,372	(6)	$638,079
	375,000	0		$7.090	4/01/2014	102,190	(7)	$1,406,134
	403,950	0		$10.685	4/01/2015	74,338	(8)	$1,022,891
	252,722	0		$12.155	4/03/2016	224,855	(9)	$3,094,005
	369,270	0		$14.580	4/02/2017
	251,300	125,650	(3)	$16.705	4/01/2018
	201,950	403,900	(4)	$6.335	4/01/2019
	0	511,765	(5)	$11.070	4/01/2020
John R. Sult	53,667	0		$11.620	10/24/2015	5,887	(6)	$81,005
	19,738	0		$12.155	4/03/2016	16,680	(7)	$229,517
	34,380	0		$14.580	4/02/2017	36,267	(9)	$499,034
	23,397	11,698	(3)	$16.705	4/01/2018
	18,803	37,604	(4)	$6.335	4/01/2019
	0	88,235	(5)	$11.070	4/01/2020
Brent J. Smolik	106,112	0		$14.580	4/02/2017	13,325	(6)	$183,352
	72,213	36,106	(3)	$16.705	4/01/2018	26,106	(7)	$359,219
	58,032	116,063	(4)	$6.335	4/01/2019	21,617	(8)	$297,450
	0	147,059	(5)	$11.070	4/01/2020	65,280	(9)	$898,253
James C. Yardley	55,000	0		$62.975	1/29/2011	12,114	(6)	$166,689
	6,375	0		$62.975	1/29/2011	35,321	(7)	$486,017
	40,000	0		$46.275	8/13/2011	24,436	(8)	$336,239
	48,875	0		$7.090	4/01/2014	45,938	(9)	$632,107
	45,462	0		$10.685	4/01/2015
	25,352	0		$12.155	4/03/2016
	20,000	0		$14.275	8/16/2016
	106,112	0		$14.580	4/02/2017
	72,213	36,106	(3)	$16.705	4/01/2018
	58,032	116,063	(4)	$6.335	4/01/2019
	0	147,059	(5)	$11.070	4/01/2020
D. Mark Leland	55,000	0		$62.975	1/29/2011	14,537	(6)	$200,029
	6,375	0		$62.975	1/29/2011	29,178	(7)	$401,489
	20,000	0		$46.275	8/13/2011	20,301	(8)	$279,342
	53,125	0		$7.090	4/01/2014	55,609	(9)	$765,180
	49,080	0		$10.685	4/01/2015
	50,000	0		$11.990	8/10/2015
	69,863	0		$12.155	4/03/2016
	106,112	0		$14.580	4/02/2017
	72,213	36,106	(3)	$16.705	4/01/2018
	58,032	116,063	(4)	$6.335	4/01/2019
	0	147,059	(5)	$11.070	4/01/2020

(1)	The average between the high and low selling prices at which our common stock traded on the grant date is used as the exercise price (or strike price) for stock options. No cash is realized until the shares received upon exercise of an option are sold.

(2)	The values represented in this column have been calculated by multiplying $13.76, the closing price of our common stock on December 31, 2010 by the number of shares of stock.

(3)	These are stock options that were granted as part of the 2008 annual grant of long-term incentive awards and time vest in three equal annual installments beginning one year from the date of grant, with the remaining vesting date on April 1, 2011.

(4)	These are stock options that were granted as part of the 2009 annual grant of long-term incentive awards and time vest in three equal annual installments beginning one year from the date of grant, with the remaining vesting dates on April 1, 2011 and April 1, 2012.

(5)	These are stock options that were granted as part of the 2010 annual grant of long-term incentive awards and time vest in three equal annual installments beginning one year from the date of grant, with vesting dates on April 1, 2011, April 1, 2012 and April 1, 2013.

(6)	These are shares of restricted stock that were granted as part of the 2008 annual grant of long-term incentive awards and time vest in three equal annual installments beginning one year from the date of grant, with the remaining vesting date on April 1, 2011.

(7)	These are shares of restricted stock that were granted as part of the 2009 annual grant of long-term incentive awards and time vest in three equal annual installments beginning one year from the date of grant, with the remaining vesting dates on April 1, 2011 and April 1, 2012.

(8)	These are shares of restricted stock that the Compensation Committee awarded as part of the 2008 performance bonus in lieu of cash and cliff-vest three years from the date of grant, with the vesting date on April 1, 2012.

(9)	These are shares of restricted stock that were granted as part of the 2010 annual grant of long-term incentive awards and time vest in three equal annual installments beginning one year from the date of grant, with vesting dates on April 1, 2011, April 1, 2012 and April 1, 2013.

Option Exercises and Stock Vested Table

The following table sets forth information concerning stock option exercises and vesting of restricted stock during 2010 for each of the named executive officers. In satisfaction of applicable SEC regulations, the number of securities for which stock options were exercised (if any) and the aggregate dollar value realized upon the exercise of such stock options is reflected in this table. The number of shares of restricted stock that have vested and the aggregate dollar value realized upon the vesting of such restricted stock is also reflected. None of the named executive officers exercised stock options during 2010.

Option Exercises and Stock Vested
During Fiscal Year 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($) (1)

Douglas L. Foshee	0	$0	164,466	$1,820,639
John R. Sult	0	$0	21,633	$239,477
Brent J. Smolik	0	$0	43,959	$486,626
James C. Yardley	0	$0	53,507	$592,322
D. Mark Leland	0	$0	55,496	$614,341

(1)	The values represented in this column for restricted stock have been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

Pension Benefits Table

The following table sets forth information with respect to the pension benefits of each of the named executive officers. El Paso sponsors a qualified Pension Plan and supplemental benefits plans in which the named executive officers participate. In satisfaction of applicable SEC regulations, this table provides the number of years of service credited to the named executive officers, the actuarial present value of the named executive officers’ accumulated benefits at the earliest unreduced retirement age and the dollar amount of benefits paid, if any, to a named executive officer under each of the plans during 2010. No pension benefits were paid to the named executive officers during 2010.

Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)

Douglas L. Foshee	Pension Plan	7	$108,575	$0
	Supplemental Benefits Plan	1	$75,128	$0
	2005 Supplemental Benefits Plan	6	$821,497	$0
John R. Sult	Pension Plan	5	$75,354	$0
	Supplemental Benefits Plan	0	$0	$0
	2005 Supplemental Benefits Plan	5	$111,261	$0
Brent J. Smolik	Pension Plan	4	$59,923	$0
	Supplemental Benefits Plan	0	$0	$0
	2005 Supplemental Benefits Plan	4	$199,731	$0
James C. Yardley	Pension Plan	33	$1,243,038	$0
	Supplemental Benefits Plan	27	$1,657,662	$0
	2005 Supplemental Benefits Plan	6	$0	$0
D. Mark Leland	Pension Plan	25	$306,814	$0
	Supplemental Benefits Plan	19	$321,021	$0
	2005 Supplemental Benefits Plan	6	$35,299	$0

(1)	Credited service shown for Mr. Leland was 16 years as of December 31, 2001 for his Minimum Benefit (as described below), and for Mr. Yardley was 27 years as of December 31, 2004 for his Sonat Transition Benefit (as described below).

(2)	The present value of the named executive officers’ accumulated pension benefits in this column reflects a 5.01 percent discount rate and December 31, 2010 measurement date. The calculations reflect an age 65 commencement date except for Messrs. Leland and Yardley whose calculations reflect their earliest unreduced retirement age. Mr. Leland has a Minimum Benefit (as described below) and will have 30 years of credited service prior to age 60, and therefore would be eligible for an unreduced early retirement benefit at age 60. Mr. Yardley has a Sonat Transition Benefit (as described below) and would be eligible for an unreduced early retirement benefit at age 62.

The following is a description of material factors necessary to understand the information disclosed above in the Pension Benefits table for each of the named executive officers. Effective January 1, 1997, we amended our qualified Pension Plan to provide pension benefits under a cash balance plan formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants in the Pension Plan immediately upon employment and are fully vested in their benefits upon the earliest of the completion of three years of service or attainment of age 65. At the end of each calendar quarter, participant cash account balances are increased by an interest credit based on the 5-Year U.S. Treasury constant maturity yield, subject to a minimum interest credit of 4 percent per year, plus a pay credit equal to a percentage of salary and bonus. The pay credit percentage is based on the sum of age plus service at the end of the prior calendar year according to the following schedule:

Age Plus Service	Pay Credit Percentage

Less than 35	4%
35 to 49	5%
50 to 64	6%
65 and over	7%

Prior to adopting a cash balance plan on January 1, 1997, we provided pension benefits under a plan that defined monthly benefits based on final average earnings and years of service (the “Prior Plan”). The Pension Plan provides for a special transition benefit for employees who were participants in the Prior Plan on December 31, 1996. These employees continued to accrue benefits under the old plan formula (the “Minimum Benefit”) through December 31, 2001, or termination, if earlier. The Minimum Benefit is based on years of credited service and the average of the highest five consecutive years of compensation out of the last ten years, subject to maximum limitations as defined under the Pension Plan. The initial cash account balance was equal to the present value of the Prior Plan benefit as of December 31, 1996. Upon separation of employment, these participants (including Mr. Leland) will receive the greater of the Minimum Benefit or a benefit based on their cash account balance.

The Pension Plan also provides for a special transition benefit for former Sonat Inc. employees who were participants in the Sonat Retirement Plan on December 31, 1999, and who became active participants in the Pension Plan on January 1, 2000. These participants continued to accrue benefits under the Sonat retirement plan formula (the “Sonat Transition Benefit”) through December 31, 2004, or termination, if earlier. The Sonat Transition Benefit is based on years of credited service and the average of the highest five consecutive years of compensation out of the last ten years, subject to maximum limitations as defined under the Pension Plan. The initial cash account balance was equal to the present value of the Sonat Retirement Plan benefit as of December 31, 1999. Upon separation of employment, these participants (including Mr. Yardley) will receive the greater of the Sonat Transition Benefit or a benefit based on their cash account balance. Additionally, active participants in the Pension Plan on January 1, 2000, who had a Sonat cash account benefit on December 31, 1999, will receive this cash balance benefit upon their termination of employment.

Amounts in the Pension Benefits table reported as the actuarial present value of each named executive officer’s accumulated benefits are calculated as of December 31, 2010 using the same assumptions that are used for our pension liability disclosure in Note 13 to our financial statements included in our 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011. However, the amounts in the Pension Benefits table assume no pre-retirement decrements (i.e., that the named executive officers work and survive to retirement age) and reflect an age 65 commencement date for Messrs. Foshee, Sult and Smolik, an age 60 commencement date for Mr. Leland, and an age 62 commencement date for Mr. Yardley.

Under our qualified Pension Plan and applicable Code provisions, compensation in excess of $245,000 cannot be taken into account and the maximum payable benefit in 2010 was $195,000. For 2010, any excess benefits otherwise accruing under our Pension Plan were payable under the 2005 Supplemental Benefits Plan which was adopted effective January 1, 2005 in connection with the implementation of Section 409A of the Code. The 2005 Supplemental Benefits Plan replaced our prior Supplemental Benefits Plan for benefits accruing after 2004. The benefits that accrue under the 2005 Supplemental Benefits Plan are supplemental benefits for officers and key management employees (including all of the named executive officers) who could not be paid under our Pension Plan and/or Retirement Savings Plan due to certain Code limitations. The supplemental pension benefits under the 2005 Supplemental Benefits Plan, when combined with the supplemental pension benefits the executive is entitled to receive under our prior Supplemental Benefits Plan and the amounts a participant is entitled to receive under the qualified Pension Plan, will be the actuarial equivalent of the Pension Plan’s benefit formula had the limitations of the Code not been applied. The named executive officers will receive their supplemental pension benefits upon termination of employment in the form of a lump sum payment, except that supplemental pension benefit payments under the 2005 Supplemental Benefits Plan to certain “specified employees” (including all of the named executive officers), as determined pursuant to Section 409A of the Code, will be delayed until six months after their termination of employment. The supplemental Retirement Savings Plan benefits under the plan include a credit equal to the amount of the matching contribution to the Retirement Savings Plan that cannot be made due to Code limitations. See the “Nonqualified Deferred Compensation” table below for additional information regarding the named executive officers’ supplemental Retirement Savings Plan benefits. The management committee of the plans designates who may participate and also administers the plan. In the event of a change in control of El Paso or in the event of a participant’s death, supplemental pension benefits become fully vested and nonforfeitable.

Named Executive Officers Eligible for Early Retirement.  Because Mr. Yardley is age 59, he is eligible for early retirement benefits payable from the Pension Plan and the Supplemental Benefits Plan. If Mr. Yardley had terminated employment on December 31, 2010 and commenced his benefits as of January 1, 2011, the present value of his accumulated benefits would have been $1,350,000 for the Pension Plan and $1,800,000 for the Supplemental Benefits Plan (based on the same assumptions used above). Note that these amounts exceed those shown in the Pension Benefits table for Mr. Yardley because the value of the early retirement benefits is greater at his current age.

Nonqualified Defined Contribution and
Other Nonqualified Deferred Compensation Plans

The following table sets forth information with respect to nonqualified defined contribution plans for each of the named executive officers as of December 31, 2010. We sponsor a supplemental benefits plan that provides for the crediting of matching contributions that could not be paid under the Retirement Savings Plan due to Code limitations. We do not sponsor a traditional nonqualified deferred compensation plan that provides for deferrals of base salary and bonuses for executive officers. None of the named executive officers had withdrawals or distributions of supplemental Retirement Savings Plan benefits during 2010.

Nonqualified Deferred Compensation
as of December 31, 2010

	Registrant	Aggregate	Aggregate
	Contributions in	Earnings in	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year End
Name	($) (1)	($) (2)	($) (3)

Douglas L. Foshee	$118,069	$32,443	$737,618
John R. Sult	$22,331	$3,492	$90,537
Brent J. Smolik	$59,924	$2,763	$115,723
James C. Yardley	$35,157	$8,926	$206,258
D. Mark Leland	$35,210	$9,666	$219,965

(1)	The amounts in this column are reported as compensation to the named executive officers in the Summary Compensation Table in the “All Other Compensation” column as supplemental company matching contributions for the Retirement Savings Plan which were accrued under the 2005 Supplemental Benefits Plan. See footnote 5 to the Summary Compensation Table on page 55 of this proxy statement.

(2)	Of the amounts in this column, $4,874 for Mr. Foshee, $526 for Mr. Sult, $418 for Mr. Smolik, $1,341 for Mr. Yardley and $1,452 for Mr. Leland are reported as compensation in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. See footnote 4 to the Summary Compensation Table on pages 54 and 55 of this proxy statement.

(3)	Of the totals in this column, $616,301 for Mr. Foshee, $37,576 for Mr. Sult, $109,676 for Mr. Smolik, $145,256 for Mr. Yardley and $169,684 for Mr. Leland were reported as compensation in the Summary Compensation Table included in our proxy statement for this year and prior years.

The following is a description of material factors necessary to understand the information disclosed above in the Nonqualified Deferred Compensation table for each of the named executive officers. The registrant’s contributions reflected in this table include supplemental company matching contributions for the Retirement Savings Plan which are accrued under our supplemental benefits plans. The supplemental Retirement Savings Plan benefits are excess benefits in the form of company matching contributions that cannot be made under the Retirement Savings Plan due to Code limitations. During 2010, these excess benefits were credited to each executive’s supplemental Retirement Savings Plan account balance under the 2005 Supplemental Benefits Plan. The plan administrator determines the rate of interest, if any, periodically attributable to the balance of each supplemental Retirement Savings Plan account. For 2010, interest was credited to the balance of each executive’s supplemental Retirement Savings Plan account balance on a monthly basis at a rate equal to the average of Moody’s Seasoned Aaa Corporate Bond Rate and Moody’s Seasoned Baa Corporate Bond Rate, as published by Moody’s Investors Services, Inc. The balance of each executive’s supplemental Retirement Savings Plan account will be paid upon termination of employment in a lump sum payment except that benefit payments under the 2005 Supplemental Benefits Plan to certain “specified employees” (including all of the named executive officers), as determined pursuant to Section 409A of the Code, will be delayed until six months after termination. See the description of our supplemental benefits plans beginning on page 62 of this proxy statement for further information.

Potential Payments upon Termination or Change in Control

The following tables reflect the incremental value of compensation and benefits each named executive officer would receive in the event of an involuntary termination without cause, retirement, death, disability, termination with cause and a change in control of El Paso relative to a voluntary termination of employment by the executive. All amounts are based upon amounts payable in the event the termination event occurs as of December 31, 2010, and thus include amounts earned through such time. All amounts are estimates of the amounts which would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer’s termination. The Compensation Committee reviews this information each year as part of its overall analysis and review of executive compensation.

Potential Payments upon Termination or Change in Control
Assuming Termination Event Occurs
on December 31, 2010

Payments made upon Voluntary Termination

The following table reflects the total value of payments the named executive officers would receive in the event of a voluntary termination. In the event a named executive officer voluntarily terminates his or her employment, the executive officer is entitled to his or her vested benefits under our Pension Plan and Retirement Savings Plan (including supplemental benefits). The named executive officer will make an election to commence the qualified component of his or her pension benefit. Supplemental pension and supplemental Retirement Savings Plan benefits are paid in lump sum. Under our equity compensation plans, unvested restricted stock and stock options are forfeited in the event of a voluntary termination. Unless stock options expire by their own terms, vested stock options may be exercised for a period of three months.

Payments made upon Voluntary Termination

			Retirement	Supplemental
		Supplemental	Savings	Retirement	Continued
	Pension	Pension	Plan	Savings Plan	Medical	Equity
	Benefits	Benefits	Benefits	Benefits	Benefits	Awards	Total
Name	($) (1) (2)	($) (2)	($)	($)	($) (3)	($) (4)	($)

Douglas L. Foshee	$107,623	$888,765	$201,820	$737,618	$0	$12,063,494	$13,999,320
John R. Sult	$75,024	$110,774	$181,312	$90,537	$0	$286,139	$743,786
Brent J. Smolik	$59,280	$197,590	$219,291	$115,723	$0	$430,888	$1,022,772
James C. Yardley	$1,348,077	$1,799,469	$1,025,053	$206,258	$3,090	$1,589,786	$5,971,733
D. Mark Leland	$262,736	$391,675	$488,798	$219,965	$0	$1,136,782	$2,499,956

Total							$24,237,567

(1)	The amounts in this column reflect a lump sum payment.

(2)	The amounts in these columns may differ from the amounts in the Pension Benefits table due to several factors, including the use of different assumptions and the timing of commencement of payment.

(3)	For Mr. Yardley, a voluntary termination would be treated as a qualified retirement. Therefore, for Mr. Yardley, this column shows the value of continued medical, dental and vision benefits for a period of three months at no cost.

(4)	Unvested restricted stock and stock options are forfeited in the event of a voluntary termination. This column shows the value of vested stock options held by the named executive officer calculated using the difference between $13.76, the closing price of our common stock on December 31, 2010, and the applicable exercise price for each stock option. Mr. Yardley is age 59 and eligible for early retirement. Therefore, for Mr. Yardley, this column also shows the value of shares of restricted stock that could vest on a pro-rata basis in the event of retirement calculated using $13.76, the closing price of our common stock on December 31, 2010.

Incremental Payments made upon Involuntary Termination without Cause

The following table reflects the incremental value of enhanced benefits the named executive officers would receive in the event of an involuntary termination without cause above the compensation and benefits that the executive officer would be entitled to as a result of a voluntary termination, which include a severance payment, continued medical benefits and the value of restricted stock that vests on a pro-rata basis. El Paso sponsors a Severance Pay Plan that provides benefits to the named executive officers following an involuntary termination without cause. The Severance Pay Plan is a broad-based employee plan providing severance benefits following a “qualifying termination” for all of our salaried employees and employees of certain of our subsidiaries, including the named executive officers. A “qualifying termination” is (1) a termination upon the elimination of the participant’s position, or (2) a termination as a result of a reduction in force. The amount of severance pay is based on the individual’s years of service and his or her compensation level. The maximum amount of severance pay is 1 times the participant’s annual base salary. Severance pay is paid in a lump sum as soon as administratively practicable following termination. Participants are also entitled to receive continued medical and dental coverage for a period of three months following termination. Under our equity compensation plans, restricted stock vests on a pro-rata basis and unvested stock options are forfeited in the event of an involuntary termination without cause. Unless they expire by their own terms, vested stock options may be exercised for a period of one year.

Incremental Payments made upon Involuntary Termination without Cause

	El Paso Corporation
	Severance Pay Plan
	Severance	Continued	Equity
	Payment	Medical Benefits	Awards	Total
Name	($)	($)	($) (1)	($)

Douglas L. Foshee	$1,075,008	$3,117	$2,343,521	$3,421,646
John R. Sult	$450,000	$3,369	$267,880	$ 721,249
Brent J. Smolik	$580,008	$3,369	$661,140	$1,244,517
James C. Yardley	$530,004	$0 (2)	$0	$ 530,004
D. Mark Leland	$530,004	$3,369	$645,881	$1,179,254

Total				$7,096,670

(1)	For Messrs. Foshee, Sult, Smolik and Leland, this column shows the value of shares of restricted stock that vest on a pro-rata basis in the event of an involuntary termination without cause calculated using $13.76, the closing price of our common stock on December 31, 2010. The value of Mr. Yardley’s shares of restricted stock that vest on a pro-rata basis are included in the voluntary termination table. Unvested stock options are forfeited in the event of an involuntary termination without cause.

(2)	The value of Mr. Yardley’s continued medical benefits is included in the voluntary termination table.

Incremental Payments made upon Retirement

None of the named executive officers is eligible for retirement except for Mr. Yardley. Participants in our Pension Plan are eligible for early retirement if they are at least age 55 and have ten years of service. Mr. Yardley is age 59 and eligible for early retirement under our Pension Plan. For Mr. Yardley, the value of the early retirement pension benefits he would have received in the event he retired as of December 31, 2010, is reflected in the voluntary termination table above. The commencement of pension benefits before age 65 may result in a participant’s monthly qualified pension benefits being reduced to cover the cost of paying the benefits over a longer period of time. Retirement eligible employees are also entitled to receive continued medical and dental coverage for a period of three months following termination at no cost. In addition, under our equity compensation plans, restricted stock is vested on a pro-rata basis and unvested stock options are forfeited in the event of retirement. Unless stock options expire by their own terms, vested stock options may be exercised for a period of three years following retirement. See page 61 of this proxy statement for a description of our Pension Plan.

Incremental Payments made upon Death

The following table reflects the incremental value of enhanced benefits the named executive officers would receive in the event of death above the compensation and benefits the executive officers are entitled to as a result of a voluntary termination, which include survivor benefit coverage and the value of unvested stock options and restricted stock that become fully vested. In the event of a named executive officer’s death, our Senior Executive Survivor Benefits Plan provides our named executive officers with survivor benefit coverage in lieu of the coverage provided generally under our group life insurance plan. The amount of benefits provided is 2.5 times the executive officer’s annual salary. Under our equity compensation plan, outstanding stock options become fully vested and exercisable and the restriction periods applicable to shares of restricted stock immediately lapse in the event of death. Unless stock options expire by their own terms, the executive officer’s beneficiary would have one year to exercise all vested stock options.

Incremental Payments made upon Death

	Survivor	Equity Awards
	Benefit	Stock	Restricted
	Coverage	Options	Stock	Total
Name	($)	($) (1)	($) (2)	($)

Douglas L. Foshee	$2,688,000	$4,375,605	$6,161,109	$13,224,714
John R. Sult	$1,125,000	$516,562	$809,556	$2,451,118
Brent J. Smolik	$1,450,000	$1,257,356	$1,738,273	$4,445,629
James C. Yardley(3)	$1,325,000	$1,257,356	$968,635	$3,550,991
D. Mark Leland	$1,325,000	$1,257,356	$1,646,040	$4,228,396

Total				$27,900,848

(1)	This column shows the value of stock options that become fully vested and exercisable in the event of the death of a named executive officer calculated using $13.76, the closing price of our common stock on December 31, 2010.

(2)	This column shows the value of shares of restricted stock that become fully vested in the event of the death of a named executive officer calculated using $13.76, the closing price of our common stock on December 31, 2010.

(3)	The Pension Benefits and Supplemental Pension Benefits payable to Mr. Yardley’s beneficiary in the event of his death would be less than the amounts payable to him upon a Voluntary Termination. In the event of Mr. Yardley’s death, his beneficiary would receive $621,606 in Pension Benefits and $723,419 in Supplemental Pension Benefits in lieu of the Pension Benefits and Supplemental Benefits amounts disclosed under the Payments made upon the voluntary termination table on page 64 of this proxy statement.

Incremental Payments made upon Disability

The following table reflects the incremental value of enhanced benefits the named executive officers would receive in the event of permanent disability above the compensation and benefits the executive officers are entitled to as a result of a voluntary termination, which include disability benefits, the value of unvested stock options that become fully vested and the value of restricted stock that vests on a pro-rata basis. The named executive officers may elect to receive the disability benefits that are generally available to all eligible employees under our health and welfare benefits plan. In the event of a named executive officer’s permanent disability, disability income would be payable on a monthly basis as long as the executive officer qualifies as permanently disabled. For purposes of this table, we have assumed the executive officer is disabled for a period of one year. The restrictions on outstanding shares of restricted stock lapse on a prorated basis and all stock options become fully vested and exercisable in the event an executive officer becomes permanently disabled. Unless stock options expire by their own terms, vested stock options may be exercised for a period of three years following permanent disability.

Incremental Payments made upon Disability

		Equity Awards
	Disability	Stock	Restricted
	Income	Options	Stock	Total
Name	($) (1)	($) (2)	($) (3)	($)

Douglas L. Foshee	$300,000	$4,375,605	$2,343,521	$7,019,126
John R. Sult	$225,000	$516,562	$267,880	$1,009,442
Brent J. Smolik	$300,000	$1,257,356	$661,140	$2,218,496
James C. Yardley	$265,002	$1,257,356	$0	$1,522,358
D. Mark Leland	$265,002	$1,257,356	$645,881	$2,168,239

Total				$13,937,661

(1)	In the event of a named executive officer’s permanent disability, disability income would be payable on a monthly basis as long as the executive officer qualifies as permanently disabled. The amounts in this column assume disability income is paid to the executive officer for a period of one year.

(2)	This column shows the value of stock options that become fully vested and exercisable in the event of the disability of a named executive officer calculated using $13.76, the closing price of our common stock on December 31, 2010.

(3)	For Messrs. Foshee, Sult, Smolik and Leland, this column shows the value of shares of restricted stock that vest on a pro-rata basis in the event of disability calculated using $13.76, the closing price of our common stock on December 31, 2010. The value of Mr. Yardley’s shares of restricted stock that vest on a pro-rata basis are included in the voluntary termination table.

Incremental Payments made upon Termination with Cause

In the event a named executive officer is terminated with cause, the named executive officer would not receive any benefits above the compensation and benefits he or she is entitled to as a result of a voluntary termination. In the event a named executive officer is terminated with cause, the executive officer is entitled to his or her vested benefits under our Pension Plan and Retirement Savings Plan (including supplemental benefits). The value of these benefits is shown in the voluntary termination table above. Supplemental pension and supplemental Retirement Savings Plan benefits are paid in lump sum. Under our equity compensation plans, unvested restricted stock and vested but unexercised stock options are forfeited in the event of a termination with cause.

Incremental Payments made upon a Change in Control of El Paso

The following table reflects the incremental value of enhanced benefits the named executive officers would receive in the event of termination of employment following a change in control of El Paso above the compensation and benefits the executive officers are entitled to as a result of a voluntary termination, which include benefits under our 2004 Key Executive Severance Protection Plan and the value of stock options and restricted stock that become fully vested. The plan provides severance benefits following an involuntary/good reason termination of employment within two years of a change in control of El Paso for our executives and certain executives of our subsidiaries designated by our Board or the Compensation Committee, including all of the named executive officers, and supersedes benefits payable under our Severance Pay Plan (see “Incremental Payments made upon Involuntary Termination without Cause” above). The benefits of the plan include: (1) a cash severance payment in an amount equal to 3 times the annual base salary and target bonus for Mr. Foshee, and 2 times the annual base salary and target bonus for executive vice presidents and senior vice presidents, including Messrs. Sult, Smolik, Yardley and Leland; (2) a pro-rated portion of the executive’s target bonus for the year in which the termination of employment occurs; (3) continuation of life and health insurance following termination for a period of 36 months for Mr. Foshee and 24 months for executive vice presidents and senior vice presidents, including Messrs. Sult, Smolik, Yardley and Leland; (4) a gross-up payment for any federal excise tax imposed on an executive in connection with any payment or distribution made by us or any of our affiliates under the plan or otherwise; provided that in the event a reduction in payments in respect of the executive of 10 percent or less would cause no excise tax to be payable in respect of that executive, then the executive would not be entitled to a gross-up payment and payments to the executive would be reduced to the extent necessary so that the payments would not be subject to the excise tax; and (5) payment of legal fees and expenses incurred by the executive to enforce any rights or benefits under the plan. Supplemental pension benefits also become fully vested and payable to the executive in the event of a termination of employment following a change in control of El Paso. Under our equity compensation plan, in the event of an involuntary/good reason termination of employment within two years of a change in control of El Paso, the restriction periods applicable to shares of restricted stock immediately lapse and all outstanding stock options become fully vested and exercisable.

Incremental Payments made upon a Change in Control of El Paso

	2004 Key Executive
	Severance Protection Plan
			Continued	Equity Awards
	Severance	Bonus	Medical	Stock	Restricted
	Payment	Payment	Benefits	Options	Stock	Total
Name	($)	($)	($)	($) (1)	($) (2)	($) (3)

Douglas L. Foshee	$7,095,053	$1,290,010	$37,665	$4,375,605	$6,161,109	$18,959,442
John R. Sult	$1,440,000	$270,000	$27,126	$516,562	$809,556	$3,063,244
Brent J. Smolik	$2,204,030	$522,007	$27,126	$1,257,356	$1,738,273	$5,748,792
James C. Yardley	$1,855,014	$397,503	$17,868	$1,257,356	$968,635	$4,496,376
D. Mark Leland	$1,696,013	$318,002	$27,126	$1,257,356	$1,646,040	$4,944,537

Total						$37,212,391

(1)	This column shows the value of stock options that become fully vested and exercisable in the event of a change in control of El Paso calculated using $13.76, the closing price of our common stock on December 31, 2010.

(2)	This column shows the value of shares of restricted stock that become fully vested in the event of a change in control of El Paso calculated using $13.76, the closing price of our common stock on December 31, 2010.

(3)	The named executive officers did not exceed their respective Code Section 280G safe harbor amounts and therefore no gross-up payment for federal excise taxes would have been owed in the event their employment was terminated on December 31, 2010 following a change in control of El Paso.

Benefits are payable for any termination of employment of an executive who participates in the 2004 Key Executive Severance Protection Plan within two years following the date of a change in control, except where termination is by reason of death, disability, for cause or instituted by the executive other than for “good reason.” Good reason means, as to any executive, the occurrence of any of the following events or conditions following a change in control: (a) a reduction in the executive’s status, title, position or responsibilities, (b) a reduction in the executive’s annual base salary, (c) the requirement that the executive’s principal place of employment be outside a 50 mile radius of his or her principal place of employment immediately prior to the change in control; (d) the termination of any material compensation and benefits provided to the executive immediately prior to the change in control, (e) any material breaches of any provision of the plan and (f) any termination of the executive’s employment for cause which does not comply with the plan. Benefits are not payable for any termination of employment following a change in control if (i) the termination occurs in connection with the sale, divestiture or other disposition of our designated subsidiaries, (ii) the purchaser or entity subject to the transaction agrees to provide severance benefits at least equal to the benefits available under the plan, and (iii) the executive is offered, or accepts, employment with the purchaser or entity subject to the transaction. A “change in control” generally occurs if: (i) any person or entity becomes the beneficial owner of more than 20 percent of our common stock; (ii) a majority of the current members of our Board of Directors or their approved successors cease to be our directors (or, in the event of a merger, the ultimate parent following the merger); or (iii) a merger, consolidation, or reorganization, our complete liquidation or dissolution, or the sale or disposition of all or substantially all of our and our subsidiaries’ assets (other than a transaction in which the same stockholders before the transaction own 50 percent of the outstanding common stock after the transaction is complete). The 2004 Key Executive Severance Protection Plan generally may be amended or terminated at any time prior to a change in control, provided that any amendment or termination that would adversely affect the benefits or protections of any executive under the plan would be null and void as it relates to that executive if a change in control occurs within one year of the amendment or termination. In addition, any amendment or termination of the plan in connection with, or in anticipation of, a change in control which actually occurs would be null and void. From and after a change in control, the plan may not be amended in any manner that would adversely affect the benefits or protections provided to any executive under the plan.

Compensation Policies and Practices as they Relate to Risk Management

With the help of its compensation consultant Deloitte, during 2010 the Compensation Committee reviewed our compensation policies and practices for all employees, including the named executive officers, and determined that our compensation policies and practices, taking into account our internal controls related to compensation and the mitigating features incorporated into our compensation programs, do not encourage inappropriate risk-taking.

Specifically, the Compensation Committee noted a number of design features of our cash incentive and equity programs that mitigate these risks, including:

•	total direct compensation for our executive officers is heavily weighted in equity, which may reduce the risk of our executive officers making decisions that benefit the short-term at the expense of the company’s long-term performance;

•	performance measures utilized in the incentive compensation arrangements for all employees have both short-and long-term performance implications, thus discouraging participants from manipulating short-term performance at the expense of long-term performance;

•	the design of annual incentives for all employees includes an annual cap on the amount of short-term compensation that may be earned;

•	each business unit’s incentive plan is based on a blend of financial and non-financial performance metrics that, when combined, discourages excessive risk taking and the manipulation of performance;

•	financial metrics focus on growth, profitability and balance sheet improvement, while the non-financial metrics focus on operational excellence and safety;

•	due to the mix of financial and non-financial performance metrics, participants cannot unduly benefit by focusing on a single performance measure;

•	business unit goals are established using a rigorous process and are tied to the company’s annual budget;

•	incentive plan metrics and goals are approved by the Compensation Committee in February of each year and goals are not altered during the performance cycle;

•	the company has a rigorous verification and review process to calculate the attainment of performance goals under each incentive plan;

•	the company has a compensation recovery policy that applies to all employees receiving annual incentive or equity awards, including our named executive officers, that allows the company to “clawback” awards if an employee knowingly engages in, or was grossly negligent to, misconduct that causes us to prepare an accounting restatement due to material noncompliance with any financial reporting requirement; and

•	executive officers are subject to stock ownership requirements.

DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services on the Board under the 2005 Compensation Plan for Non-Employee Directors, which is designed to attract and retain highly qualified individuals to serve as members of our Board. All members of the Board are reimbursed for their reasonable expenses for attending Board functions. As an employee director, Mr. Foshee does not receive any additional compensation for serving on the Board of Directors.

Pursuant to our 2005 Compensation Plan for Non-Employee Directors, non-employee directors receive an annual retainer of $80,000, $20,000 of which is required to be paid in deferred shares of our common stock and the remaining $60,000 of which is paid at the election of the director in any combination of cash, deferred cash or deferred shares of common stock. For any compensation received in deferred shares rather than cash, he or she is credited with deferred shares with a value representing a 25 percent premium to the cash retainer he or she would otherwise have received. For example, an individual director could receive $60,000 in cash and $25,000 ($20,000, plus a $5,000 premium) in mandatory deferred common stock assuming he or she elects not to take additional deferred common stock or could receive $100,000 in deferred common stock assuming he or she elects to take the entire retainer in deferred common stock.

Each non-employee director who chairs a Committee of the Board of Directors receives an additional retainer of $15,000 per year, except for the Chairman of the Audit Committee who receives an additional retainer of $20,000 per year, which may be paid in the same manner as the annual retainer (with a total up to $18,750, or $25,000 in the case of the Audit Committee Chairman, if he or she elects to take the entire retainer in deferred common stock). Each member of the Audit Committee, other than the Audit Committee Chairman, receives an additional amount of $5,000 per year to compensate him or her for the additional meetings required by the Audit Committee, which amount may be paid in the same manner as the annual retainer (with a total of up to $6,250 if he or she elects to take the entire amount in deferred common stock).

Each non-employee director also receives an annual long-term equity credit in the form of deferred shares of our common stock (without any premium) equal to the amount of the annual retainer (currently $80,000). Directors are not entitled to receive their deferred amounts until they cease to be a director of El Paso.

The Compensation Committee, in consultation with its independent compensation consultant, periodically reviews non-employee director compensation and recommends changes (if appropriate) to the full Board of Directors based upon competitive market practices. The Compensation Committee did not recommend any increases to our non-employee director compensation program during 2010.

Lead Director

Mr. Talbert receives the same compensation as other non-employee directors for his service on the Board, plus an additional retainer of $30,000 per year, which may be paid in the same manner as the annual retainer, to compensate him for the additional time spent on Board matters as Lead Director.

Director Charitable Award Plan — Terminated

The Director Charitable Award Plan was adopted in January 1992 to provide for each eligible director to designate up to four charitable organizations to receive a maximum of $1,000,000 in the aggregate upon the death of each director participant. A director was eligible to participate after two consecutive years of service on the Board of Directors. The Director Charitable Award Plan was terminated on December 4, 2003, with respect to any new participants, including current directors that had not served on the Board for at least two years as of the date the plan was terminated. Messrs. Braniff and Hall (and thirteen former directors) participate in this plan. The reserve for the Director Charitable Award Plan is combined with the total reserves maintained by our insurance captive and has historically been funded with a combination of investment income and annual premium payments. Directors derive no financial benefit from this program since all charitable deductions accrue solely to El Paso. No premium payments were made to the plan in 2010, and we do not expect that any premium payments will need to be made in future years.

Educational Matching Gift Program

Non-employee directors may participate in our Educational Matching Gift Program, which is a broad-based charitable program available to all full-time employees, as well as Board members. Under the program, we match contributions to eligible colleges, universities and primary and secondary schools up to an annual maximum of $5,000 per employee or director. No non-employee directors participated in this program during 2010.

Director Compensation Table

The following table sets forth (1) the aggregate dollar amount of all fees paid in cash or deferred cash to each of our non-employee directors during 2010 for their services on the Board, (2) the aggregate dollar amount of deferred shares of common stock received by each non-employee director as part of his or her annual retainer and/or long-term equity credit, and (3) the value of total compensation that each of our non-employee directors earned during 2010. Our non-employee directors do not receive stock options or pension benefits.

Director Compensation
for the Year Ended December 31, 2010 (1)

	Fees
	Earned or
	Paid in Cash	Stock Awards			Change in
	($) (2)	($) (3)			Pension
	Annual	Deferred	Deferred		Value and
	Board/	Shares of	Shares of		Nonqualified
	Committee	Common Stock	Common Stock		Deferred
	Chair	for Retainer/	for Long-	Option	Compensation	All Other
	Cash	Committee	Term Equity	Awards	Earnings	Compensation	Total
Name	Retainer	Chair Fees	Credit	($) (4)	($) (5)	($) (6)	($)

Juan Carlos Braniff	$65,000	$25,000	$80,000	$0	$0	$0	$170,000
David W. Crane	$60,000	$40,000	$80,000	$0	$0	$0	$180,000
Robert W. Goldman	$80,000	$35,000	$80,000	$0	$0	$0	$195,000
Anthony W. Hall, Jr.	$60,000	$25,000	$80,000	$0	$0	$0	$165,000
Thomas R. Hix	$80,000	$25,000	$80,000	$0	$0	$0	$185,000
Ferrell P. McClean	$60,000	$40,000	$80,000	$0	$0	$0	$180,000
Timothy J. Probert	$60,000	$37,750	$80,000	$0	$0	$0	$177,750
Steven J. Shapiro	$80,000	$45,000	$80,000	$0	$0	$0	$205,000
J. Michael Talbert	$105,000	$25,000	$80,000	$0	$0	$0	$210,000
Robert F. Vagt	$60,000	$25,000	$80,000	$0	$0	$1,212	$166,212
John L. Whitmire	$75,000	$29,688	$80,000	$0	$0	$0	$184,688
James L. Dunlap(7)	$15,000	$10,000	$20,000	$0	$637	$0	$45,637

(1)	Employee directors do not receive any additional compensation for serving on the Board of Directors; therefore, Mr. Foshee’s compensation is reflected in the Summary Compensation Table on page 54 of this proxy statement. Amounts paid as reimbursable business expenses to each director for attending Board functions are not reflected in this table. We do not consider the directors’ reimbursable business expenses for attending board functions and other business expenses required to perform board duties to have a personal benefit. Accordingly, they are not considered a perquisite.

(2)	This column includes the value of a director’s annual retainer, including the additional retainer for the Lead Director, directors who chair a Committee of the Board of Directors and audit committee members, that the director has elected to receive in cash, deferred cash or deferred shares of common stock. The amount reflected in this column for Messrs. Crane, Goldman, Ms. McClean, and Messrs. Probert, Shapiro, Whitmire and Dunlap for 2010 includes, $60,000, $40,000, $60,000, $51,000, $80,000, $18,750 and $15,000, respectively, that the director elected to receive in deferred stock.

(3)	Directors are not entitled to receive their deferred amounts until they cease to be a director of El Paso. The aggregate number of stock awards outstanding as of December 31, 2010 is 130,963 deferred shares for

Mr. Braniff; 17,672 deferred shares for Mr. Crane; 119,806 deferred shares for Mr. Goldman; 94,281 deferred shares for Mr. Hall; 99,674 deferred shares for Mr. Hix; 75,896 deferred shares for Ms. McClean; 16,766 deferred shares for Mr. Probert; 72,447 deferred shares for Mr. Shapiro; 76,697 deferred shares for Mr. Talbert; 52,019 deferred shares for Mr. Vagt; 142,720 deferred shares for Mr. Whitmire; and 77,906 deferred shares for Mr. Dunlap. Directors receive dividends on the deferred shares at the same rate as all stockholders. Any such dividends are reinvested in deferred shares of common stock.

(4)	We terminated our 2001 Stock Option Plan for Non-Employee Directors in December 2003 and no longer award stock options to our non-employee directors. Certain of the directors in the table have vested stock options that were granted under the 2001 Stock Option Plan for Non-Employee Directors or prior plans. The aggregate number of vested stock options outstanding under all plans as of December 31, 2010 is 9,000 stock options for Mr. Braniff, 8,000 stock options for Mr. Goldman, 12,000 stock options for Mr. Hall, 8,000 stock options for Mr. Talbert, 8,000 stock options for Mr. Whitmire and 8,000 stock options for Mr. Dunlap,

(5)	The amount in this column is above-market interest credited during 2010 to Mr. Dunlap’s deferred cash account balance under the 2005 Compensation Plan for Non-Employee Directors.

(6)	The amount reflected in this column for Mr. Vagt reflects the cost of an airline ticket for an occasion when the director’s spouse accompanied him on a business-related flight using a commercial carrier.

(7)	Mr. Dunlap retired from the Board of Directors on May 19, 2010.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table provides information concerning our equity compensation plans as of December 31, 2010. All shares remaining available for future issuance under our plans have been approved by our stockholders. The table includes (a) the number of securities to be issued upon exercise of options, warrants and rights outstanding under our equity compensation plans, (b) the weighted-average exercise price of all outstanding options, warrants and rights and (c) additional shares available for future grants under all of our equity compensation plans.

	(a)	(b)	(c)
	Number of		Number of Securities
	Securities to		Remaining Available for
	be Issued upon		Future Issuance under
	Exercise	Weighted-Average	Equity Compensation
	of Outstanding	Exercise Price of	Plans (Excluding
	Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a)

Equity compensation plans approved by stockholders	24,677,471	$11.40	23,486,730 (1)
Equity compensation plans not approved by stockholders	7,550,930	$46.32	0 (2)

Total	32,228,401		23,486,730

(1)	This amount includes 2,062,544 shares available for future issuance under our Employee Stock Purchase Plan. It also includes 1,606,853 shares available for future issuance under our 2005 Compensation Plan for Non-Employee Directors.

(2)	In 2005, our stockholders approved the adoption of our 2005 Omnibus Incentive Compensation Plan, which replaced all existing stockholder approved and non-stockholder approved plans. All shares remaining available for future issuance under the terminated plans were canceled, although certain stock options remain outstanding under them. Consequently, all shares remaining available for future issuance under our plans have been approved by our stockholders.

Non-stockholder Approved Plans — Terminated Plans

Strategic Stock Plan and Omnibus Plan for Management Employees — Terminated Plans.  These equity compensation plans were not approved by our stockholders and in each case have been terminated. The Strategic Stock Plan provided for the grant of stock options, stock appreciation rights, limited stock appreciation rights and shares of restricted stock to non-employee members of our Board of Directors, our officers and key employees and officers and key employees of our subsidiaries primarily in connection with strategic acquisitions. The Omnibus Plan for Management Employees provided for the grant of stock options, stock appreciation rights, limited stock appreciation rights and shares of restricted stock to our salaried employees (other than employees covered by a collective bargaining agreement) and salaried employees of our subsidiaries. These plans have been replaced by our 2005 Omnibus Incentive Compensation Plan. Although these plans have been terminated with respect to new grants, certain stock options remain outstanding under their terms. In the event of a change in control, outstanding stock options granted under the Strategic Stock Plan and Omnibus Plan for Management Employees become fully exercisable and restrictions placed on restricted stock lapse.

PROPOSAL NO. 2 — Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. This vote is commonly referred to as a “say on pay” vote.

As described in detail in the “Compensation Discussion and Analysis” beginning on page 35 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our executives for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Among the important elements of our executive compensation program, which incorporates what we believe to be top compensation and governance practices, are the following:

•	a majority of each named executive officer’s total compensation is “at risk” compensation, delivered in the form of performance-based short-term cash incentive awards and long-term equity-based incentives;

•	our cash-based annual incentives are tied to specific pre-established financial, operational and safety performance goals;

•	restricted stock award grants are contingent upon the collective achievement of our annual overall corporate financial goals and El Paso’s one-year relative TSR;

•	restricted stock awards have a minimum three-year vesting requirement;

•	we cap maximum cash and equity incentives;

•	we do not have employment agreements or guaranteed bonus arrangements with our executives;

•	we do not provide tax gross-ups on executive perquisites (other than in limited circumstances involving spousal travel to business-events);

•	the Compensation Committee uses a variety of analytical tools as part of its annual executive compensation review, including tally sheets, walk away analysis, as well as a review of internal pay equity (ratio of CEO to executive and non-executive pay);

•	our executives officers are subject to stock ownership requirements and are prohibited from hedging their ownership of company stock;

•	we have a compensation recoupment policy that applies to all employees, including our named executive officers; and

•	our change in control severance plan is double trigger, meaning both a change in control and an involuntary/good reason termination of employment must occur.

We also made an important change to our executive compensation program for 2011 to further ensure that our long-term incentives are directly tied to long-term performance and the creation of stockholder value. Following an extensive review of our executive compensation program, in December 2010 the Compensation Committee approved a prospective change in the composition of equity awards granted to our executives. In contrast to our current equity program which is comprised of an approximate 50/50 combination of stock options and performance-granted restricted stock, our new equity program will be comprised of an approximate 30/30/40 split among options, restricted stock and performance shares, respectively. The performance shares will vest solely on the basis of El Paso’s multi-year relative TSR results, and no dividends will be paid on unvested performance shares. With 2011 as a transition year, the performance share grant will utilize two performance periods, with half of the target grant vesting on El Paso’s TSR results over a two year period (2011-2012), and half on TSR results over a three year period (2011-2013). For grants in 2012 and beyond, the performance shares will vest entirely on El Paso’s three-year relative TSR performance. We believe the addition of performance shares to our equity program will incentivize superior stock performance over a multi-year period and further align the interests of our named executive officers with our stockholders.

With respect to company performance, El Paso had a strong year during 2010, during which we generated significant earnings in both our pipeline and exploration and production businesses and continued to focus on delivering on our backlog of pipeline expansion projects and achieving operational success in our exploration and production business. We also had strong stock performance during 2010 in both absolute and relative terms, with a 40.4% total shareholder return for the year, exceeding both the average annual TSR of the S&P 500 (15.1%) and our peer group (23.63%). The Compensation Committee considered these accomplishments, together with the above-target satisfaction of our corporate financial goals, in authorizing payouts of cash incentives and equity awards for 2010 performance. Please see the “Compensation Discussion and Analysis” beginning on page 35 of this proxy statement for a detailed discussion and analysis of our executive compensation program, including information about the 2010 compensation of our named executive officers.

As an advisory vote, this proposal is not binding upon the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution:

“Resolved, that the company’s stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative disclosures that accompany the compensation tables.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 —	Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers (say on pay). Under this Proposal No. 3, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors believes that an annual advisory vote on executive compensation should allow our stockholders to provide timely, direct input on the company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

We recognize that our stockholders may have different views as to the best approach for the company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

As an advisory vote, this proposal is not binding upon the company or our Board of Directors.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL NO. 4 —	Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm

The Board of Directors, at the request of the Audit Committee, is seeking stockholder ratification of the resolution appointing Ernst & Young LLP, 5 Houston Center, Suite 1200, 1401 McKinney Street, Houston, Texas 77010, as our independent registered public accounting firm for fiscal year 2011.

In the normal course of the Audit Committee’s duties, as set forth in the Audit Committee Charter, the Audit Committee performs a thorough evaluation of our independent registered public accounting firm, including a review of the quality and expertise of individuals assigned to our engagement team, the scope of the audit work and the firm’s independence. These evaluations are part of an overall review of our internal controls that are designed to safeguard our financial and accounting integrity.

The Board of Directors, at the request of the Audit Committee, is recommending the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2011.

If the appointment is not ratified by a majority of the votes present or represented by proxy at the Annual Meeting, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Given the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2011 will stand unless the Audit Committee finds other good reason to make a change.

Ernst & Young LLP audited our and certain of our subsidiaries’ financial statements for fiscal years 2010 and 2009. Included in the table below are the aggregate fees for professional services rendered to us by Ernst & Young LLP for the years ended December 31, 2010 and 2009.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by Ernst & Young LLP for the years ended December 31, 2010 and 2009 were (in thousands):

	December 31,	December 31,
	2010	2009

Audit	$ 9,482	$ 9,769
Audit Related	756	1,072
Tax	208	224

Total	$10,446	$11,065

Audit Fees for the years ended December 31, 2010 and 2009 were primarily for professional services rendered for the audits of consolidated financial statements and the audits of internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for us and certain subsidiaries; the review of documents filed with the SEC; consents; the issuance of comfort letters; and certain financial accounting and reporting consultations.

Audit Related fees for the years ended December 31, 2010 and 2009 were primarily for professional services rendered for the audits of our employee benefit plans, subsidiary audits not included in Audit fees above, and other advisory and attest services.

Tax Fees for the years ended December 31, 2010 and 2009 were for professional services related to tax compliance and tax planning.

Our Audit Committee has adopted a pre-approval policy for audit and non-audit services. See page 14 of this proxy statement for a description of this policy. The Audit Committee has considered whether the provision of non-audit services by Ernst &Young LLP is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

A representative of Ernst & Young LLP will be at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10 percent of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. Directors, officers and beneficial owners of more than 10 percent of our equity securities are also required by SEC regulations to furnish us with copies of all such reports that they file. Based on our review of copies of such forms and amendments provided to us, we believe that all filing requirements were timely complied with during the fiscal year ended December 31, 2010, except that a Form 4 for Francis C. Olmsted III relating to the sale of 712 shares of stock on March 4, 2010 was inadvertently filed late. This transaction was reported to the SEC on March 17, 2010.

By Order of the Board of Directors

Marguerite N. Woung-Chapman
Corporate Secretary

Houston, Texas
April 5, 2011

SKU P07623

EL PASO CORPORATION
1001 LOUISIANA STREET
ROOM 1595D
HOUSTON, TX 77002
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, Monday, May 16, 2011. Have your proxy card in hand when you access the website and follow the instructions to vote these shares.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by EI Paso Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, Monday, May 16, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to EI Paso Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received on or before May 16, 2011 to be included in the tabulation.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32665-P07623	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EL PASO CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR UNDER PROPOSAL 1.

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Juan Carlos Braniff	☐	☐	☐

	1b.	David W. Crane	☐	☐	☐

	1c.	Douglas L. Foshee	☐	☐	☐

	1d.	Robert W. Goldman	☐	☐	☐

	1e.	Anthony W. Hall, Jr.	☐	☐	☐

	1f.	Thomas R. Hix	☐	☐	☐

	1g.	Ferrell P. McClean	☐	☐	☐

	1h.	Timothy J. Probert	☐	☐	☐

	1i.	Steven J. Shapiro	☐	☐	☐

	1j.	J. Michael Talbert	☐	☐	☐

	1k.	Robert F. Vagt	☐	☐	☐

	1l.	John L. Whitmire	☐	☐	☐

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.		For	Against	Abstain

2.	Approval of the advisory vote on executive compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” ON PROPOSAL 3.	1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.		For	Against	Abstain

4.	Ratification of the Appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

EL PASO CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2011
YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR PROXY
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2011 Notice and Proxy Statement, 2010 Annual Report on Form 10-K and 2010 Summary Report
are available at www.proxyvote.com.

M32666-P07623
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 2011
The undersigned hereby appoints Douglas L. Foshee and Robert W. Baker, and each or any of them individually, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of common stock of El Paso Corporation, held of record by the undersigned at the close of business on March 22, 2011 (the “record date”), at the Annual Meeting of Stockholders of El Paso Corporation to be held on Tuesday, May 17, 2011, at 9:00 a.m., CDT, at the Hilton Americas – Houston, 1600 Lamar Street, Houston, Texas 77010, and at any adjournment(s) or postponements of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting of Stockholders, including substitute nominees if any of the named nominees for Director should be unavailable to serve for election, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted “FOR” Proposals 1, 2 and 4 and “1 YEAR” on Proposal 3.
FOR SHARES HELD IN THE EL PASO CORPORATION BENEFITS PROTECTION TRUST AND THE EL PASO CORPORATION RETIREMENT SAVINGS PLAN:
In accordance with the terms of the El Paso Corporation Benefits Protection Trust (the “BPT”) and the El Paso Corporation Retirement Savings Plan (the “RSP”), the undersigned hereby directs State Street Bank and Trust Company (“State Street”), trustee of the BPT and JPMorgan Chase Bank, N.A. (“JPMorgan”), trustee of the RSP, to vote in person or by proxy, the full and fractional shares of common stock of El Paso Corporation allocated to the respective accounts in each of the BPT and the RSP on the record date, at the Annual Meeting of Stockholders, in accordance with the instructions provided on the reverse side of this card, and in accordance with the judgment of State Street and JPMorgan upon other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof. The shares represented by this card for the BPT and the RSP shall be voted as specified. If no instructions are provided or if this card is not received on or before May 12, 2011, the shares represented by this card for the BPT will be voted by State Street in its discretion. If no instructions are provided or if this card is not received on or before May 12, 2011, the shares represented by this card for the RSP will be voted by JPMorgan in the same proportion as the shares for which timely instructions were received by JPMorgan.
FOR SHARES HELD IN THE VALERO ARUBA THRIFT FOUNDATION - VALERO ARUBA N.V. THRIFT PLAN:
In accordance with the terms of the Valero Aruba Thrift Foundation – Valero Aruba N.V. Thrift Plan (the “Aruba Thrift Plan”), the undersigned hereby directs the Management Board of the Valero Aruba Thrift Foundation – Valero Aruba N.V. Thrift Plan (the “Management Board”), to vote in person or by proxy, the shares of common stock of El Paso Corporation allocated to the respective accounts in the Aruba Thrift Plan on the record date, at the Annual Meeting of Stockholders in accordance with the instructions provided on the reverse side of this card, and in accordance with the judgment of the Management Board upon other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof. The shares represented by this card for the Aruba Thrift Plan shall be voted as specified. The Management Board, in its discretion, has decided if no instructions are provided or if this card is not received on or before May 12, 2011, the shares represented by this card for the Aruba Thrift Plan will not be voted by the Management Board.